UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PULTEGROUP, INC.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

When:	Thursday, May 10, 2018 at 12:30 P.M., Eastern Time
Where:	3350 Peachtree Road NE Atlanta, Georgia 30326
Items of Business:	Proposal 1 – Election of ten nominees for director named in this Proxy Statement
Proposal 2 – Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018
Proposal 3 – Say-on-pay: Advisory vote to approve executive compensation
In addition, any other business as may properly come before the meeting
Who Can Vote:	Shareholders of record at the close of business on Friday, March 16, 2018
Who Can Attend:	Shareholders who wish to attend the meeting in person should review pages 59-61
Date of Mailing:	On or about Wednesday, March 28, 2018, a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting are being mailed or made available to our shareholders containing instructions on how to access this Proxy Statement and our 2017 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so elect

By Order of the Board of Directors

TODD N. SHELDON
Executive Vice President, General Counsel and Corporate Secretary

Atlanta, Georgia

March 28, 2018

PROXY SUMMARY

This summary highlights selected information about the items to be voted on at the 2018 Annual Meeting of Shareholders (“Annual Meeting”) of PulteGroup, Inc. (“PulteGroup,” the “Company,” “we” or “our”). This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire Proxy Statement before voting.

Meeting Agenda and Voting Recommendations

Proposal	Election of Directors

The Board recommends a vote FOR each of the director nominees named in this Proxy Statement.

●  Slate of directors with broad and diverse leadership experience

●  Significant experience in relevant industries (including real estate and consumer markets) and public company leadership experience, among other key competencies

●  Ongoing refreshment and succession process of Board composition

●  Proactive shareholder engagement

  See pages 6-11 for further information

DIRECTOR NOMINEES

Name	Principal Professional Experience	Years of Tenure		Current Committee Memberships(1)
			Independence	Audit	Comp	Finance	Nom /Gov
Brian P. Anderson	Former Chief Financial Officer, OfficeMax, Inc.	13					●
Bryce Blair Non-Executive Chairman	Former Chairman of the Board and Chief Executive Officer, AvalonBay Communities, Inc.	7
Richard W. Dreiling	Former Chairman of the Board and Chief Executive Officer, Dollar General Corporation	3			●		●
Thomas J. Folliard	Non-Executive Chairman of the Board and Former President and Chief Executive Officer, CarMax, Inc.	6		●		●
Cheryl W. Grisé	Former Executive Vice President, Northeast Utilities (now known as Eversource Energy)	10			●
André J. Hawaux	Former Executive Vice President, Chief Financial Officer and Chief Operating Officer, Dick’s Sporting Goods, Inc.	5		●		●
Ryan R. Marshall	President and Chief Executive Officer, PulteGroup, Inc.	2				●
John R. Peshkin	Founder and Managing Partner, Vanguard Land, LLC	2		●
Scott F. Powers	Former President and Chief Executive Officer, State Street Global Advisors	2			●		●
William J. Pulte	Chief Executive Officer, Pulte Capital Partners LLC	2			●		●

(1) These columns show the current committee memberships of the director nominees. Assuming that each of the nominees is re-elected at the Annual Meeting, Mr. Powers will become the Chair of the Compensation and Management Development Committee, and Mr. Anderson will serve on the Finance and Investment Committee in lieu of the Nominating and Governance Committee.

Audit = Audit Committee	Finance = Finance and Investment Committee
Comp = Compensation and Management Development Committee	Nom/Gov = Nominating and Governance Committee
= Chair of Committee

Board Nominee Highlights

Governance Highlights

PulteGroup has a long-standing commitment to strong corporate governance and throughout the years has evolved its governance framework to align with best practices. In particular, we believe that the following corporate governance features help us best serve the interests of our shareholders:

Shareholder Rights

    Annual election of all directors

    Majority vote standard in uncontested director elections

    Proxy access rights

    Right to call a special meeting for stockholders with 20% or more of outstanding shares

    Right to take action by written consent for shareholders

    Active engagement with the Company’s top 20 largest shareholders

Independent Oversight

    Strong Non-Executive Chairman role

 See pages 15-16 for changes made during 2017

   Independent Audit Committee, Compensation and Management Development Committee and Nominating and Governance Committee

    All directors are independent except the Chief Executive Officer

    Committee authority to retain independent advisors

Good Governance

    Frequent cross-committee and Board communications

    Efficient Board, committee and director evaluation processes

    Code of ethical business conduct and code of ethics

    Director orientation and continuing education programs

    Meaningful share ownership guidelines for executive officers and directors

    Prohibition against hedging and pledging Company securities

   Charter of Nominating and Governance Committee expresses strong commitment to inclusion of diverse groups, knowledge and viewpoints in selection of Board nominees

 See page 14 for changes made during 2018

Proposal	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountant for 2018

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountant for 2018.

●   Independent firm with a reputation for integrity and competence

●   Provides significant financial reporting expertise

●   Few ancillary services and reasonable fees

 See page 53 for further information

Proposal	Say-on-Pay: Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this proposal.

●   Ongoing review of compensation practices by Compensation and Management Development Committee with assistance from an independent compensation consultant

●   Compensation programs designed to reward executives for performance against established performance objectives and improving shareholder returns

●   Adherence to executive compensation best practices

        See pages 54-55 for further information

Executive Compensation Highlights

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with our strategic plan and to align compensation with the long-term interests of our shareholders. In accordance with this pay for performance philosophy, PulteGroup compensates its named executive officers using a mix of cash and equity compensation elements with an emphasis on short-term and long-term performance:

Element	Description	Further Information (pages)
Base Salary	Provides base pay levels that are competitive with market practices to attract and retain top executive talent.	31
Annual Cash Incentive

Provides annual incentive opportunities competitive with market practices to attract, motivate and retain top executive talent.

Rewards executives for annual performance results relative to pre-established goals deemed critical to the success of the Company and its strategy.

Aligns interests of executives with those of our shareholders.

		31-32
Long-Term Incentive Program

Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns interests of executives with those of our shareholders.

Encourages retention of talent over 3-year performance period.

		33-34
Restricted Share Units	Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent. Focuses executives on long-term performance of the Company. Directly aligns interests of executives with those of our shareholders. Encourages retention of talent over 3 year cliff-vesting period.	35

v

PulteGroup is also committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

WHAT WE DO	WHAT WE DO NOT DO
Meaningful share ownership guidelines	No excessive perquisites
Committee comprised entirely of independent directors	Plan prohibits granting discounted stock options
Clawback policy – since 2009, applicable to annual incentive awards, long-term incentive awards and equity grants	No service-based defined benefit pension plan
Pay for performance – CEO pay approximately 84% at-risk	Since 2016, no automatic single-trigger vesting of equity awards upon a change-in-control
Independent, outside compensation consultant	No dividends or dividend equivalents paid on unearned performance-based equity awards
Annual say-on-pay vote	Plan prohibits re-pricing of underwater stock options
Market comparison of executive compensation against a relevant peer group	Prohibition on hedging and pledging Company securities
Multi-year vesting schedule for equity awards	No change-in-control tax gross-ups for named executive officers

Shareholder engagement

PROXY STATEMENT

The Board of Directors of PulteGroup, Inc. (“PulteGroup,” the “Company,” “we” or “our”) is soliciting proxies on behalf of the Company to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 10, 2018, at 12:30 P.M., Eastern Time, at 3350 Peachtree Road Northeast, Atlanta, Georgia 30326. In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and the Company’s Annual Report on Form 10-K (“Annual Report”) available to our shareholders electronically via the internet. In addition, the Company is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about March 28, 2018, the Company will be mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (the “Notice”) to our shareholders containing instructions on how to access this Proxy Statement and the Company’s Annual Report on the internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

BOARD OF DIRECTORS INFORMATION

Board of Directors Qualifications and Attributes

During 2017 PulteGroup’s Board of Directors (the “Board” or “Board of Directors”) conducted a thorough review of the skills and experiences which should be represented on the Board. As a result of the review, the Board developed the following matrix which sets forth the collective experiences and qualifications of the directors that will continue to drive effective oversight of the Company.

Competency	Definition
Real Estate Experience	• Deep experience in the single-family homebuilding sector • Experience in a large organization where the purchase, entitlement and/or development of real estate is integral to the business
Public Company Leadership Experience

•  “C Suite” experience (e.g., Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or similar) with a public company

•  Sub “C Suite” experience as division president or functional leader within a large public company (e.g., subsidiary president/functional leader)

•  Prominence and excellent reputation in the director’s industry

High Level of Financial Literacy

•  Able to qualify as an Audit Committee Financial Expert

•  Public company senior financial leader (e.g., Chief Financial Officer)

•  Experience with debt and capital market transactions and/or mergers and acquisitions (e.g. as a consumer finance or banking executive, or as an investment banker)

Public Company Board Experience

•  Experience serving as a public company director

•  Demonstrated understanding of current corporate governance standards and practices in public companies

•  “Independent” as defined by the New York Stock Exchange (“NYSE”) and the SEC

Consumer Markets Experience

•  Experience leading a large organization with profit and loss ownership in a consumer-facing business

•  Executive experience in an organization with strong brands and who has a solid foundation in consumer insights, consumer trends and maintaining important brands

Experience in Highly Regulated Industries	• Experience in a large organization where management of complex and/or diverse regulatory and compliance matters is integral to the operation of the business
Human Capital	• Extensive experience managing a large and diverse workforce with involvement in compensation and incentive planning for various categories of employees
Technology/Innovation	• Experience as an executive who understands the digital world and broader digital transformation impacts and opportunities, and who has experience implementing related strategies

In addition to these competencies and experiences, the Board also believes that integrity, business judgment, leadership skills, dedication and collaboration are personal attributes that are vital to the Board’s ability to effectively oversee the Company and act in the best interests of the Company’s shareholders. More detail regarding the Company’s individual directors is provided below. In addition to these personal characteristics and qualifications, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the diverse set of collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

In March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees. When adding new Board members or filling vacancies, the Nominating and Governance Committee will conduct its search consistent with its amended charter and our Corporate Governance Guidelines.

Independence

Under the Company’s Corporate Governance Guidelines, which are available to shareholders at http://www.pultegroupinc.com/investors/corporate-governance/guidelines/default.aspx, a substantial majority of the members of our Board must be independent. The Board has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the NYSE corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	has not been an employee of the Company for at least three years;

•	has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•	has no immediate family members (i.e., spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•	is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•	has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board);

•	is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•	does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital in any of the last three years; and

•	has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues, in any of the last three years.

In addition, Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors.

The Board considered all relevant facts and circumstances in assessing director independence, including the Elliott Agreement and the Pulte Agreement (each as defined and described below in the section entitled “Proposal One: Election of Directors”). In connection with this assessment, the Board affirmatively determined that Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Joshua Gotbaum, Cheryl W. Grisé, André J. Hawaux, Patrick J. O’Leary, John R. Peshkin, James J. Postl, Scott F. Powers and William J. Pulte are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board further determined that Richard J. Dugas, Jr., who was a PulteGroup employee through the Company’s 2017 Annual Meeting of Shareholders, and Ryan R. Marshall, who is a current PulteGroup employee, are not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Proposal	Election of Directors

The Board recommends a vote FOR each of the director nominees named in this Proxy Statement.

●  Slate of directors with broad and diverse leadership experience

●  Significant experience in relevant industries (including real estate and consumer markets) and public company leadership experience, among other key competencies

●  Ongoing refreshment and succession process of Board composition

●  Proactive shareholder engagement

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently twelve. All directors will be elected on an annual basis for one-year terms. The twelve directors comprising the Board, all of whose terms are expiring at the Annual Meeting, are Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Joshua Gotbaum, Cheryl W. Grisé, André J. Hawaux, Ryan R. Marshall, Patrick J. O’Leary, John R. Peshkin, Scott F. Powers and William J. Pulte. Messrs. Gotbaum and O’Leary have not been nominated for re-election as directors at the Annual Meeting. As a result, as of the Annual Meeting, the size of the Board will be automatically reduced from twelve members to ten members.

On July 20, 2016, the Company entered into a letter agreement (the “Elliott Agreement”) with Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership. Pursuant to the Elliott Agreement, the Board of Directors appointed Messrs. Gotbaum, Powers and Peshkin to the Board of Directors effective as of July 20, 2016. On September 8, 2016, the Company entered into a letter agreement (the “Pulte Agreement”) with William J. Pulte (the grandson of the founder of the Company), William J. Pulte (the founder of the Company), the William J. Pulte Trust dtd 01/26/90 and the Joan B. Pulte Trust dtd 01/26/90. Pursuant to the Pulte Agreement, the Board of Directors appointed Mr. Pulte (the grandson of the founder of the Company) to the Board of Directors as of September 8, 2016.    In addition, Ryan. R. Marshall, PulteGroup’s President and Chief Executive Officer, was recommended to the Board of Directors by the CEO Search Committee of the Board in connection with his appointment to that position on September 8, 2016.

The By-laws of the Company provide that a nominee for director at the Annual Meeting shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If a nominee for director, who is an incumbent director, is not elected, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation.

The ten directors listed below are the nominees to serve a one-year term expiring at the Company’s 2019 Annual Meeting of Shareholders, and each has agreed to serve the one-year term for which he or she has been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees should serve as a director of the Company are included in the descriptions below.

Nominees to Serve a One-Year Term Expiring at the 2019 Annual Meeting of Shareholders
Brian P. Anderson

Mr. Anderson has significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment.

Director Since: 2005 Age: 67 Committees: • Audit (Chair) • Nominating and Corporate Governance Public Company Board Experience:
Company W.W. Grainger, Inc. James Hardie Industries plc Stericycle, Inc. A.M. Castle & Co.	Term 1999 - present 2006 - present 2017 - present 2005 - 2016

❖

Relevant Business Experience:

Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998. Mr. Anderson has extensive experience sitting on and chairing the audit committees of public companies. Mr. Anderson also brings to the Board meaningful experience based on his service as the former Lead Director of W.W. Grainger, Inc. and former Chairman of A.M. Castle & Co., as well as his service as a Governing Board Member at the Center for Audit Quality. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Mr. Blair has substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations, and he was regularly involved in the preparation and review of complex financial reporting statements. Mr. Blair also brings to the Board meaningful experience based on his service on the board of directors of AvalonBay Communities, Inc. and Regency Centers Corp. He also serves as Non-Executive Chairman of the board of directors of Invitation Homes, Inc.

Director Since: 2011 Age: 59 Committees: None (Mr. Blair is the Non-Executive Chairman) Public Company Board Experience:
Company Invitation Homes Inc. Regency Centers Corp. AvalonBay Communities, Inc.	Term 2017 - present 2014 - present 2002 - 2013

❖

Relevant Business Experience:

Mr. Blair is the Manager of Harborview Associates, LLC, a company which holds and manages investments in various real estate properties. Mr. Blair is also the former Chairman of the Board and the former Chief Executive Officer of AvalonBay Communities, Inc. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a past member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Richard W. Dreiling

Mr. Dreiling has wide-ranging experience serving as both a senior executive and a director of large, consumer-focused companies. In addition, in his former roles as chief executive officer of two retail companies, Mr. Dreiling was responsible for day to day operations and was regularly involved in the preparation and review of complex financial reporting statements. Mr. Dreiling’s experience of overseeing the marketing and distribution functions of retail companies provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decision-making. Mr. Dreiling also brings to the Board meaningful experience based on his service on the board of directors of Dollar General Corporation, Lowe’s Companies, Inc., Kellogg Company, and Aramark.

Director Since: 2015 Age: 64 Committees: • Compensation and Management Development • Nominating and Corporate Governance Public Company Board Experience:
Company	Term
Lowe’s Companies	2014 - present
Aramark Holdings Corp.	2015 - present
Kellogg Company	2015 - present
Dollar General Corporation	2008 - 2016

❖	Relevant Business Experience:

Mr. Dreiling is the former Chairman of the Board and Chief Executive Officer of Dollar General Corporation. Mr. Dreiling served as Chief Executive Officer of Dollar General Corporation, the nation’s largest small-box discount retailer, from January 2008 through June 2015. Prior to 2008, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc. (collectively, “Duane Reade”), the largest drugstore chain in New York City, from November 2005 until January 2008, and as chairman of the board of Duane Reade from March 2007 until January 2008. Earlier in his career, Mr. Dreiling was Chief Operations Officer for Longs Drug Stores Corporation and held executive positions with Safeway, Inc. Mr. Dreiling also previously served as the chairman of the board of the Retail Industry Leaders Association from January 2014 to January 2016.

Thomas J. Folliard

Mr. Folliard has extensive experience as Chief Executive Officer of a large, consumer-focused public company. In connection with that role, Mr. Folliard has significant experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. Mr. Folliard also brings to the Board of Directors meaningful experience based on his service on the board of directors of CarMax, Inc., currently as Non-Executive Chairman, and DAVIDsTEA Inc.

Director Since: 2012 Age: 53 Committees: • Audit • Finance and Investment Public Company Board Experience:
Company	Term
CarMax, Inc.	2006 - present
DAVIDsTEA Inc.	2014 - 2017

❖	Relevant Business Experience:
Mr. Folliard currently serves as a Trustee to Baron Investment Funds Trust and Baron Select Funds and has been in such positions since August 2017. Formerly, he was the President and Chief Executive Officer of CarMax, Inc. Mr. Folliard served as President and Chief Executive Officer of CarMax, Inc., the largest retailer of used autos in the United States, from 2006 until his retirement on August 31, 2016. He joined CarMax, Inc. in 1993 as the senior buyer and became the director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001. Mr. Folliard is an audit committee financial expert for purposes of the SEC’s rules.

Cheryl W. Grisé

Ms. Grisé has significant experience as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and corporate secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board meaningful experience based on her service as Lead Director of MetLife, Inc. and her service on the board of directors of several other public companies. Ms. Grisé is also a Senior Fellow of the American Leadership Forum.

Director Since: 2008 Age: 65 Committees: • Compensation and Management Development • Nominating and Corporate Governance (Chair) Public Company Board Experience:
Company	Term
MetLife, Inc.	2004 - present
ICF International, Inc.	2012 - present
Pall Corporation	2007 - 2015
Dana Holding Corp. (now Dana Incorporated)	2002 - 2008

❖	Relevant Business Experience:

Ms. Grisé was Executive Vice President of Northeast Utilities (now Eversource Energy), a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001.

André J. Hawaux

Mr. Hawaux has significant experience serving as  a senior officer of several corporations, including as executive vice president and chief financial officer of a large, consumer-focused public company. In connection with that role, Mr. Hawaux has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision-making. In addition, Mr. Hawaux has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment.

Director Since: 2013 Age: 57 Committees: • Audit • Finance and Investment Public Company Board Experience:
Company	Term
Lamb Weston Holdings, Inc.	2017 - present
The Timberland Company	2010 - 2011

❖	Relevant Business Experience:
Mr. Hawaux is the Former Executive Vice President, Chief Financial Officer, and Chief Operating Officer of Dick’s Sporting Goods, Inc. Mr. Hawaux joined Dick’s Sporting Goods, Inc., a leading omni-channel sporting goods retailer, in June 2013 as Executive Vice President, Finance Administration and Chief Financial Officer and also served as its Executive Vice President, Chief Operating Officer through August 2017. Mr. Hawaux also continues to serve as a consultant to Dick’s Sporting Goods, Inc. Mr. Hawaux served as president of the Consumer Foods business of ConAgra Foods, Inc. (now ConAgra Brands Inc.), one of North America’s leading packaged food companies, from 2009 until May 2013. He joined ConAgra Foods as executive vice president and chief financial officer in 2006, and prior to ConAgra Foods, he served as general manager of a large U.S. division of PepsiAmericas. Mr. Hawaux also previously served as chief financial officer for Pepsi-Cola North America and Pepsi International’s China business unit. Mr. Hawaux is an audit committee financial expert for purposes of the SEC’s rules.

Ryan R. Marshall

Mr. Marshall brings significant insight to the Board from his tenure at PulteGroup, including  in his position as President and Chief Executive Officer and his management of many of the Company’s largest operations. Mr. Marshall’s experience as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s operations and complexity and adds a valuable perspective for Board decision-making.

Director Since: 2016 Age: 43 Committees: • Finance and Investment

❖

Relevant Business Experience:

Mr. Marshall is President and Chief Executive Officer of PulteGroup, Inc. Mr. Marshall has served as the President and Chief Executive Officer of PulteGroup, Inc. since September 8, 2016, and as the President since February 15, 2016. Prior to becoming CEO, Mr. Marshall most recently had the responsibility for the Company’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall was Executive Vice President of Homebuilding Operations. Other previous roles included Area President for the Company’s Southeast Area, Area President for Florida, Division President in both South Florida and Orlando and Area Vice President of Finance. In those roles, he has managed various financial and operating functions including financial reporting, land acquisition and strategic market risk and opportunity analysis.

John R. Peshkin

Mr. Peshkin has significant experience as a founder and managing partner at a leading real estate investment group. In addition, Mr. Peshkin has significant experience in the real estate and home building industries as a successful senior executive, as an investor and as a board member at two of the nation’s top builders, which brings valuable industry knowledge and insight to the Board. Mr. Peshkin also brings to the Board meaningful experience based on his service on the board of directors of for-profit companies and non-profit institutions.

Director Since: 2016 Age: 57 Committees: • Audit • Finance and Investment (Chair) Public Company Board Experience:
Company Standard Pacific Corp. (subsequently CalAtlantic Group, Inc., which was then acquired by Lennar Corporation)	Term 2012 - 2015

❖

Relevant Business Experience:

Mr. Peshkin is the founder and Managing Partner at Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of residential and commercial properties throughout Florida. He was previously the founder and Chief Executive Officer of Starwood Land Ventures, an affiliate of Starwood Capital Group Global, a real estate private equity firm. Mr. Peshkin spent 24 years with Taylor Woodrow plc, a national homebuilder, serving as its North American CEO and President from 2000 to 2006. Under his leadership, Taylor Woodrow expanded into a more than $2 billion enterprise. Mr. Peshkin is an audit committee financial expert for purposes of the SEC’s rules.

Scott F. Powers

Mr. Powers has significant experience as a financial services executive executing growth strategies, managing operations and leading efforts in risk and crisis management. Mr. Powers brings additional skills to the Board honed through a career of managing through financial industry change. Mr. Powers also has prior public company board experience as a current member of the board of directors of Sun Life Financial, Inc. and a previous member of the board of directors of Whole Foods Market, Inc.

Director Since: 2016 Age: 58 Committees: • Compensation and Management Development • Nominating and Governance Public Company Board Experience:
Company	Term
Sun Life Financial, Inc.	2015 - present
Whole Foods Market, Inc.	2017

❖ Relevant Business Experience:

Mr. Powers is the Former President and Chief Executive Officer of State Street Global Advisors. Mr. Powers held leadership positions at State Street Corporation, a financial holding company that performs banking services through its subsidiaries, from 2008 to 2015, most recently as Executive Vice President of State Street Corp, President and Chief Executive Officer of State Street Global Advisors. Mr. Powers also served as a member of the State Street Management Committee. In addition, he previously served as President and Chief Executive Officer of Old Mutual USA and Old Mutual Asset Management from 2001 to 2008. He also held executive roles at Mellon Financial Corporation and Boston Company Asset Management.

William J. Pulte

Mr. Pulte has significant experience as an executive and investor in the homebuilding supply and homebuilding services industries. Mr. Pulte also brings experience in the management of non-profit institutions.

Director Since: 2016 Age: 29 Committees: • Compensation and Management Development • Nominating and Governance

❖	Relevant Business Experience:
Mr. Pulte serves as CEO of Pulte Capital Partners LLC, an investment firm with no affiliation with PulteGroup, which is focused on investing in housing supply, building products and housing related service companies. Mr. Pulte also currently serves as Chief Executive Officer and Chairman of Carstin Brands LLC, a leading residential countertop retailer and manufacturer. Additionally, Mr. Pulte is the managing member of Astar Heating & Air LLC and Astar Holdings LLC, which provide consumer and commercial heating and air-conditioning services. Mr. Pulte was also a director on the board of The Olon Group, Inc. from 2013 until it was sold in 2017. In addition, from February 2013 to May 2016, Mr. Pulte served as the managing member of Advanced Air & Heat LLC. From March 2015 to May 2016, Mr. Pulte served as the managing member of Yellow Dot Heating & Air LLC. Mr. Pulte was also a managing member of Southern Air & Heat LLC from January 2016 until Southern Air & Heat LLC, Yellow Dot Heating & Air LLC and Advanced Air & Heat LLC were sold in May 2016.

       The Board of Directors recommends that shareholders vote “FOR” the election of these ten nominees.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the Company’s next Annual Meeting of Shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroupinc.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee†	Compensation and Management Development Committee†	Nominating and Governance Committee†	Finance and Investment Committee†

Brian P. Anderson			●

Bryce Blair*

Richard W. Dreiling		●	●

Thomas J. Folliard	●			●

Joshua Gotbaum	●			●

Cheryl W. Grisé		●

André J. Hawaux	●			●

Ryan R. Marshall				●

Patrick J. O’Leary				●

John R. Peshkin	●

Scott F. Powers		●	●

William J. Pulte		●	●

Chair

*	Non-Executive Chairman

†       This chart shows the current committee memberships. Assuming that each of the nominees is re-elected the Annual Meeting, Mr. Powers will become the Chair of the Compensation and Management Development Committee, and Mr. Anderson will serve on the Finance and Investment Committee in lieu of the Nominating and Governance Committee.

Audit Committee

The Audit Committee met nine (9) times in 2017. The Audit Committee represents and assists the Board with the oversight of the integrity of the Company’s financial statements and internal controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements and the independent auditor’s engagement, qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the evaluation of certain enterprise risk issues. The Audit Committee is also responsible for preparing the report of the Audit Committee required to be included in the Company’s annual proxy statement.

The Audit Committee is responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and approving audit services to be provided by the independent auditor. Brian P. Anderson currently serves on the audit committee of more than three public companies. The Board has determined that Mr. Anderson’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on the Company’s audit committee. The Board has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that Brian P. Anderson, Thomas J. Folliard, Joshua Gotbaum, André J. Hawaux and John R. Peshkin are audit committee financial experts for purposes of the SEC’s rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee met seven (7) times in 2017. The Compensation and Management Development Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s general compensation philosophy and incentive plans and certain other compensation plans; reviews the Company’s leadership development programs and initiatives; and discusses performance, leadership development and succession planning for key officers with the Chief Executive Officer, as appropriate. The Board has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Mr. Patrick J. O’Leary is currently the Chair of the Compensation and Management Development Committee. Mr. O’Leary works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Ryan R. Marshall, the President and Chief Executive Officer of the Company; Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company; and Todd N. Sheldon, the Executive Vice President, General Counsel and Corporate Secretary of the Company, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions. As noted above, assuming that each of the nominees is re-elected at the Annual Meeting, Mr. Scott Powers will become the Chair of the Compensation and Management Development Committee immediately following the Annual Meeting.

The Chief Executive Officer annually reviews the performance of each member of senior management (other than our Chief Executive Officer’s or our former Executive Chairman’s performance, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, long-term incentives and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, long-term incentives and equity grants for our Chief Executive Officer and our former Executive Chairman are made by the Compensation and Management Development Committee. All decisions for 2017 made with respect to the executives listed in the Summary Compensation Table (other than the Chief Executive Officer and our former Executive Chairman) were made after deliberation with Mr. Marshall.

The Compensation and Management Development Committee is also responsible for overseeing the development of the Company’s succession plan for the President and Chief Executive Officer and other key members of senior management, as well as the Company’s leadership development programs.

The Compensation and Management Development Committee receives and reviews materials provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that the consultant and management believe will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to engage its own outside compensation consultant and any other advisors it deems necessary. Since 2003, the Compensation and Management Development Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent consultant. Pearl Meyer regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks Pearl Meyer to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of Pearl Meyer are directed by the Compensation and Management Development Committee, although Pearl Meyer may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2017, the Compensation and Management Development Committee asked Pearl Meyer to review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters;

and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions.

In 2017, Pearl Meyer did not provide any other services to the Company. The Compensation and Management Development Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Compensation and Management Development Committee does not raise any conflict of interest.

The Compensation and Management Development Committee has determined that Pearl Meyer is independent because it does no work for the Company other than that requested by the Compensation and Management Development Committee. The Chair of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met seven (7) times in 2017. The Nominating and Governance Committee establishes criteria for the selection of new members of the Board of Directors and makes recommendations to the Board based on qualified identified individuals, including any qualified candidates nominated by shareholders, as described in “Director Nomination Recommendations” below. As noted above, in March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

The Nominating and Governance Committee is also responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members and the assignment of directors to the committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board and the committees of the Board. Please see “Corporate Governance—Board Assessments” for further information regarding the regular evaluations. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board. The Nominating and Governance Committee is also responsible for reviewing the Company’s Environmental Health & Safety Policies and assessing and monitoring the Company’s enterprise risk management initiatives. The Board has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met seven (7) times in 2017. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, certain land acquisition and sale transactions, and the Company’s cash needs and funding plans.

Board Meeting Information

The Board of Directors held a total of six (6) meetings in 2017. During 2017, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served that were held during the period that such director served as a member of the Board of Directors and as a member of such committees.

PulteGroup encourages its directors to attend each of the Company’s Annual Meeting of Shareholders, and all of our directors serving on the date of last year’s Annual Meeting of Shareholders attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2018, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. Since the Company’s 2017 Annual Meeting of Shareholders, Bryce Blair, our Non-Executive Chairman, has presided at these executive sessions. Provided that Mr. Blair is re-elected at the Annual Meeting, he will continue to preside over the executive sessions as the Non-Executive Chairman (as discussed further below).

CORPORATE GOVERNANCE

Recent Developments

The Board continues to take steps that we believe improve our corporate governance and position our Company for long-term success. Recently, these steps have included:

●	Commitment to Diversity. The Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

●	Majority Voting Standard. We amended our By-laws to change the voting standard for the election of directors in uncontested elections from a plurality standard to a majority standard.

●	Proxy Access. We amended our By-laws to implement proxy access.

●	Non-Executive Chairman of the Board. The Board appointed Mr. Blair to the position of Non-Executive Chairman of the Board, effective as of the Company’s 2017 Annual Meeting of Shareholders, to (i) ensure that the Board discharges its responsibilities, (ii) ensure that the Board has structures and procedures in place to enable it to function independently of management, (iii) provide leadership at independent directors’ executive sessions and in other work, (iv) promote director dialogue in and out of meetings and (v) ensure the Board clearly understands the respective roles and responsibilities of the Board and management.

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics

The Board has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluations, director nominations, director age limitations, the role of the Chairman or Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroupinc.com. The Board also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other senior officers. The Code of Ethical Business Conduct and the Code of Ethics are also available on the Company’s website, and the Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Leadership

Our Corporate Governance Guidelines currently contemplate that the independent directors will annually designate one of the independent directors to serve as Non-Executive Chairman for a one-year term. As noted above, as of the Company’s 2017 Annual Meeting of Shareholders, the Board appointed Bryce Blair to succeed Richard J. Dugas as Chairman of the Board, and since the Company’s 2017 Annual Meeting of Shareholders, Mr. Blair has served as the Non-Executive Chairman. Provided that Mr. Blair is re-elected at the Annual Meeting, as an independent director, he would continue to serve as Non-Executive Chairman.

Since Mr. Blair’s appointment as the Non-Executive Chairman, he has performed duties similar to that of our former Lead Director and has worked with the President and Chief Executive Officer to ensure that the Board discharges its responsibilities, has procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board and management. In addition, the Non-Executive Chairman’s duties have included convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the President and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the President and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the President and Chief Executive Officer, as to the agendas for meetings of the Board and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole or by the non-management directors; serving as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on any matter; and being available for consultation and communication if requested by the Company’s major shareholders.

The Board recognizes that no single leadership model is right for all companies at all times, and as appropriate, the Board will continue to review its leadership model to determine the correct leadership structure for the Company.

Board Role in Risk Oversight

The Board’s involvement in risk oversight includes both formal and informal processes and involves the Board and committees of the Board.

On an annual basis, the Board or selected committees of the Board undertake a formal enterprise risk assessment during which the principal risks facing PulteGroup and associated responses are evaluated. In addition to the formal assessment, the Board and committees of the Board are also involved in risk oversight on a more informal basis at regular Board and committee meetings. The Audit Committee receives materials on a frequent basis to address the identification and status of risks to the Company, including financial risks, litigation claims and risks, and cybersecurity risks. At meetings of the full Board, these risks are identified to Board members, and the Chair of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board also consider and address risk as they perform their respective responsibilities, and such committees report to the full Board from time to time as appropriate, including whenever a matter rises to a material or enterprise level risk. The Board also receives regular financial and business updates from senior management, which involve detailed reports on financial and business risks facing PulteGroup when applicable.

Board Assessments

Each year, the Nominating and Governance Committee leads a confidential assessment process under which our Board and its committees conduct self-assessments. Additionally, every other year, the Nominating and Governance Committee leads a confidential assessment process under which each individual director completes a formal self-assessment and an assessment of each other director. The following is a summary of the assessment process:

•	Board assessments – Each year, the Board and the Nominating and Governance Committee review and discuss the results of the Board’s self-assessment. The discussion includes an assessment of the Board’s compliance with the principles in the Corporate Governance Guidelines and an identification of areas in which the Board could improve its performance.

•	Committee assessments – Each year, each committee of the Board and the Nominating and Governance Committee review and discuss the results of the respective committee’s self-assessment. Each committee discussion includes an assessment of the respective committee’s compliance with the principles in the Corporate Governance Guidelines and the committee’s charter, as well as an identification of areas in which the committee could improve its performance.

•	Director assessments – Every other year, each director completes a self-assessment and an assessment of each other director, and that feedback is shared in one-on-one discussions with each director. The Chair of the Nominating and Governance Committee conducts these assessments, except for the Chair’s own assessment, which is currently conducted by the Non-Executive Chairman. These assessments are designed to enhance each director’s participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board. While formal self-assessments are conducted semi-annually, the Chair and the Nominating and Governance Committee regularly solicit feedback from the other directors and take action as necessary to ensure a well-functioning Board.

In 2017, the Board, committee and director assessments coincided with the development of the skills matrix referenced previously on page 3. Our Board intends to review the matrix for appropriate revisions at least annually.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroupinc.com and in print for any shareholder upon written request to our Corporate Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board. The Nominating and Governance Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. The Nominating and Governance Committee considers the experience and skills for potential candidates adopted by the Board and summarized in the matrix on page 3. In addition, the Nominating and Governance Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and PulteGroup.

The Board also believes that diversity is an important goal and looks for potential candidates who will help ensure that the Board has the benefit of a wide range of attributes. As noted above, in March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

You may recommend a person to be nominated for director by submitting a written proposal by certified mail, return receipt requested, or by recognized overnight courier, to Todd N. Sheldon, Corporate Secretary, PulteGroup, Inc., 3350 Peachtree Road NE, Suite 150, Atlanta, Georgia 30326. Shareholders wishing to directly nominate a candidate for election as a director at next year’s Annual Meeting of Shareholders must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s Annual Meeting of Shareholders (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure), and the required notice must include the information and documents set forth in the Company’s By-laws.

In addition, the Company’s By-laws permit proxy access. The proxy access By-law provision permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Company’s By-laws. Shareholders wishing to directly nominate a candidate for election as a director at next year’s Annual Meeting of Shareholders and have such nomination included in the Company’s proxy materials must deliver written notice to PulteGroup at the above address not later than 120 days nor more than 150 days in advance of the date the Company’s proxy statement was released to security holders for the Annual Meeting (unless the date of such meeting has been changed by more than 30 days from the date contemplated at this time), and the required notice must include the information and documents set forth in the By-laws.

2017 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2017. Ryan R. Marshall, our President and Chief Executive Officer, and also a director of the Company, and Richard J. Dugas, Jr., the Company’s former Executive Chairman, received no additional compensation for their services as directors of the Company during 2017. The compensation received by Messrs. Marshall and Dugas as employees of the Company is shown in the 2017 Summary Compensation Table set forth in this Proxy Statement.

Name	Fees Earned or Paid in Cash (1)	Share Awards (2)(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total (3)
Brian P. Anderson	$120,000	$140,000	$—	$—	$260,000
Bryce Blair(4)	$153,104	$140,000	$—	$—	$293,104
Richard W. Dreiling	$95,000	$140,000	$1,617	$—	$236,617
Thomas J. Folliard	$95,000	$140,000	$—	$—	$235,000
Joshua Gotbaum	$95,000	$140,000	$—	$—	$235,000
Cheryl W. Grisé	$120,000	$140,000	$—	$—	$260,000
André J. Hawaux	$95,000	$140,000	$—	$—	$235,000
Patrick J. O’Leary	$120,000	$140,000	$—	$—	$260,000
John R. Peshkin	$111,552	$140,000	$478	$—	$252,030
James J. Postl(4)	$40,549	$—	$1,495	$—	$42,044
Scott F. Powers	$95,000	$140,000	$—	$—	$235,000
William J. Pulte	$95,000	$140,000	$—	$—	$235,000

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship, lead director and Non-Executive Chairman fees.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report. On May 2, 2017, the then-serving directors (other than Mr. Postl, who was not standing for re-election) received their annual equity grant of 6,264 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé and Messrs. Dreiling, Folliard, Gotbaum, O’Leary and Peshkin represent the value of share units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The share units consist of fully vested deferred share units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

(3)	As of December 31, 2017, each individual serving as a non-employee director during 2017 had the following number of deferred share units and stock options:

Director	Deferred Share Units	Options
Brian P. Anderson	—	—
Bryce Blair	—	—
Richard W. Dreiling	16,979	—
Thomas J. Folliard	6,264	—
Joshua Gotbaum	6,264	—
Cheryl W. Grisé	81,644	14,000
André J. Hawaux	—	—
Patrick J. O’Leary	35,057	14,000
John R. Peshkin	6,264	—
James J. Postl	—	—
Scott F. Powers	—	—
William J. Pulte	—	—

(4)	Mr. Postl did not stand for re-election as a director at the Company’s 2017 Annual Meeting of Shareholders, and his service on the Board concluded on May 3, 2017. Upon Mr. Postl’s conclusion of service as Lead Director, Mr. Blair assumed the role of the Company’s Non-Executive Chairman.

Director Compensation

The Nominating and Governance Committee reviews the compensation of the Company’s non-employee directors. For 2017, the Nominating and Governance Committee did not make any changes to the non-employee director compensation program, other than setting a retainer fee for the position of Non-Executive Chairman. During 2017, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee chair retainer fee of $25,000 in cash;

•	Lead Director retainer fee of $25,000 in cash;

•	Non-Executive Chairman retainer fee of $75,000 in cash; and

•	Annual Equity Retainer Fee of $140,000 in common shares (the number of common shares determined by dividing $140,000 by the average of the high and low share price on the date of grant).

For his service during 2017, Mr. Postl received prorated annual cash and Lead Director retainer fees based on the fees noted above.

For his service during 2017, Mr. Blair received an annual cash retainer fee, a prorated Committee chair retainer fee for his service as the Chair of the Finance and Investment Committee through the Company’s 2017 Annual Meeting of Shareholders and a prorated Non-Executive Chairman retainer fee based on the fees noted above.

Director Deferred Compensation

In 2017, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments were credited with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director cash fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity will be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to at least five times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding share awards or units, shares obtained through stock option exercises, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of March 16, 2018, all members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2017 and our executive compensation philosophies and objectives. This CD&A is divided into five sections:

Executive Summary	• Overview • Return to Shareholders • Pay for Performance • Key Executive Compensation Decisions and Actions • Shareholder Feedback • Named Executive Officers

Establishing and Evaluating Executive Compensation	• Executive Compensation Philosophy • Key Factors in Setting 2017 Compensation • Market Comparisons

Executive Compensation Program Elements	• Base Salary • Annual Incentive Compensation • Long-Term Incentive Compensation • Equity Grants • Executive Chairman Compensation Arrangements • Other Compensation Elements and Practices

How We Make Executive Compensation Decisions	• The Compensation and Management Development Committee • Independent Compensation Consultant • Role of Executive Officers • Use of Tally Sheets • Compliance with Internal Revenue Code Section 162(m)

2018 Compensation Decisions	• Base Salary • Annual Program • Long-Term Incentive Awards

EXECUTIVE SUMMARY

Overview

For PulteGroup, 2017 was a year of strong financial performance through disciplined execution. In his first full year as Chief Executive Officer, Ryan Marshall helped PulteGroup navigate a competitive housing market, severe weather events and erratic commodity and labor markets to achieve double digit growth in new orders and home sale revenue. We believe that PulteGroup’s leadership within the homebuilding industry is on a solid foundation and poised for sustained growth in the future.

22,626 Net new orders Up 11% Over 2016	Home sales revenue $8.324 billion Up 12% Over 2016	Reduced SG&A expense as a % of home sales revenue by 210 basis points Over 2016	Returned over $1 billion to shareholders (through share repurchases and dividends)

Additional highlights of our 2017 performance include:

•	Year-end backlog increased 21% over 2016 year-end as measured in units and 35% as measured in dollars
•	Opened over 250 new communities
•	Completed $1.1 billion in land purchases in 2017 to support future growth
•	Balanced land portfolio to reduce our owned land to just 4.2 years; down from 5.6 years at the end of 2015
•	At the same time, we have increased our lots controlled under option to 37% up from 31% at the end of 2016

We believe that our ability to deliver consistent results over time is reflected in our total shareholder return, which was 83.4%, 62.9% and 96.4% for the one-, three- and five-year periods ending on December 31, 2017, respectively. For additional information see “Return to Shareholders” on page 23 of this Proxy Statement.

We believe our compensation philosophy and execution supports PulteGroup’s strategy, which has been delivering strong returns since we began implementation in 2011. Our compensation planning is designed to focus executives on balancing short-term objectives against long-term priorities, to align executive and shareholder interests, and to attract and retain the leadership needed to continue to deliver strong results. Pay decisions were made in the context of our financial performance relative to our goals, while considering external factors and the actions management has taken to strengthen PulteGroup’s position for the future.

For 2017, at target, approximately 84% of Mr. Marshall’s pay was at risk and subject to attainment of specific performance goals or fluctuations in our stock price, as demonstrated by the chart below:

CEO 2017 Total Direct Compensation

For additional information, see “Pay for Performance” on page 24 of this Proxy Statement.

For 2017 performance, the Compensation and Management Development Committee of our Board of Directors (the “Committee”) approved an annual incentive payment of approximately $1.6 million for Mr. Marshall, which represented a payout at approximately 119% of target. We believe the payout level resulted from significant progress in the implementation of PulteGroup’s strategy, with continued growth in all buyer groups we serve, improvements in build quality measurements, and continued focus on cost-containment – all while generating cash flows to fund future growth. In addition, the Committee noted continued increases in employee engagement, and major steps taken to develop and strengthen senior management.

For 2018, the Committee made the following changes to Mr. Marshall’s compensation:

•	Increased his base salary from $900,000 to $950,000;
•	Increased his target annual incentive plan target from 150% of his base salary to 175% of his base salary and added an additional award opportunity based on pre-tax income growth; and
•	Granted long term incentive awards equal to $2,300,000 in service-based restricted share units and $2,300,000 in a share-settled 3-year performance award.

These changes to Mr. Marshall’s compensation reflect, among other things, the Committee’s acknowledgement of Mr. Marshall and the Company’s strong performance in 2017, a desire to align Mr. Marshall’s compensation more closely with the competitive market, and an emphasis on tying a greater portion of Mr. Marshall’s overall compensation to profitable growth with the additional pre-tax income growth measure. See “2018 Compensation Decisions” on page 39 of this Proxy Statement for more information regarding 2018 compensation adjustments.

Return to Shareholders

The following charts illustrate total shareholder return (“TSR”) over the last one-, three- and five-year periods, including our quarterly dividend. As illustrated in these charts, we created significant value for shareholders over the last one-, three- and five-year periods.

Total Shareholder Return*

*Share price appreciation plus dividends, with dividends reinvested quarterly.

The following chart shows how a $100 investment in the Company’s common shares on December 31, 2012 would have grown to $196.37 on December 31, 2017, with dividends reinvested quarterly. The chart also compares the TSR on the Company’s common shares to the same investment in the S&P 500 Index and the Company’s 2017 compensation peer group (whether or not the peer company was included in the group for the entire period, except for CalAtlantic Group, Inc. because it did not exist until 2015, see page 28) over the same period, with dividends reinvested quarterly. We believe this chart illustrates the significant value created for shareholders over the five-year period as compared to our compensation peer group as well as the S&P 500 Index.

Comparison of Five Year Total Shareholder Return*

*Assumes $100 invested on December 31, 2012, and the reinvestment of dividends.

	2012	2013	2014	2015	2016	2017
PulteGroup, Inc.	100.0	113.15	120.58	101.85	107.07	196.37
S&P 500 Index - Total Return	100.0	132.39	150.51	152.59	170.84	208.14
Dow Jones U.S. Select Home Construction Index	100.0	118.41	124.50	131.29	134.20	214.93

Pay for Performance

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with PulteGroup’s strategy and to align compensation with the long-term interests of our shareholders. The Committee strongly believes that executive compensation—both pay opportunities and pay actually realized—should be at-risk and tied to Company performance relative to the Company’s goals. For example, beginning in 2014, the Company has incorporated a TSR performance metric into its annual equity grant. In addition, the Committee designed the 2017 executive compensation program so that variable pay elements (annual incentive awards, restricted share units and performance-based awards) constitute a significant portion of the executive compensation awarded, determined at target levels. The following charts demonstrate the variable pay elements as compared to the targeted annual compensation of our named executive officers other than Mr. Dugas. These charts demonstrate that the variable pay elements comprised at least 84% of the targeted annual compensation for our President and Chief Executive Officer and, on average, 76% of the targeted annual compensation for the other named executive officers, excluding Mr. Dugas, who left the Company in May 2017.

CEO 2017 Total Direct Compensation

NEO 2017 Total Direct Compensation1

1	Does not include the sign-on equity grant of restricted stock units valued at $600,000 that Mr. Sheldon received upon joining the Company in March 2017.

Key Executive Compensation Decisions and Actions

We are committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

WHAT WE DO		WHAT WE DO NOT DO
✓	Meaningful share ownership guidelines	×	No excessive perquisites
✓	Committee comprised entirely of independent directors	×	Plan prohibits granting discounted stock options
✓	Clawback policy – since 2009, applicable to annual incentive awards, long-term incentive awards and equity grants	×	No service-based defined benefit pension plan
✓	Pay for performance – CEO pay approximately 84% at-risk	×	Since 2016, no automatic single-trigger vesting of equity awards upon a change-in-control
✓	Independent, outside compensation consultant	×	No dividends or dividend equivalents paid on unearned performance-based equity awards
✓	Annual say-on-pay vote	×	Plan prohibits re-pricing of underwater stock options
✓	Market comparison of executive compensation against a relevant peer group	×	Prohibition on hedging and pledging Company securities
✓	Multi-year vesting schedule for equity awards	×	No change-in-control tax gross-ups for named executive officers
✓	Shareholder engagement

Shareholder Feedback

In its compensation review process, the Committee considers whether our executive compensation and benefits program serves the interests of our shareholders. In that respect, as part of its on-going review of our executive compensation program, the Committee considered the approval by approximately 95% of the votes cast for the Company’s “say on pay” vote at our 2017 Annual Meeting of Shareholders. The Committee was pleased with this favorable outcome and interpreted this level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to the 2017 “say on pay” vote. The Committee values continuing and constructive feedback from our shareholders on compensation, and Messrs. Marshall and O’Shaughnessy, among others, have discussed the Company’s executive compensation program with various shareholders and have shared this shareholder feedback with the Committee. The Committee intends to continue to monitor our executive compensation program and engage with shareholders regarding such program.

Named Executive Officers

For 2017, our named executive officers were:

Name	Title
Ryan R. Marshall	President and Chief Executive Officer
Robert T. O’Shaughnessy	Executive Vice President and Chief Financial Officer
Harmon D. Smith	Executive Vice President and Chief Operating Officer
James R. Ellinghausen	Executive Vice President, Human Resources*
Todd N. Sheldon	Executive Vice President, General Counsel and Corporate Secretary**
Richard J. Dugas, Jr.	Executive Chairman***

*Mr. Ellinghausen previously announced his retirement as the Company’s Executive Vice President, Human Resources, to be effective March 31, 2018.

**Mr. Sheldon joined the Company on March 20, 2017.

***On September 8, 2016, the Company entered into a Transition Agreement (the “Transition Agreement”) with Richard J. Dugas, Jr., then the Chairman and Chief Executive Officer of the Company, in connection with Mr. Dugas’ retirement from the Company. Pursuant to the terms of the Transition Agreement, Mr. Dugas retired from his position as Chief Executive Officer of the Company, effective September 8, 2016, and retired from his position as Executive Chairman of the Company, effective at the Company’s 2017 Annual Meeting of Shareholders on May 3, 2017. Although Mr. Dugas is a named executive officer pursuant to the relevant SEC rules, due to the unique nature of his compensation arrangements, his compensation will be summarized separately below. Please see the “Executive Chairman Compensation Arrangements” section below for a discussion of the compensation awarded to Mr. Dugas pursuant to the Transition Agreement.

ESTABLISHING AND EVALUATING EXECUTIVE COMPENSATION

Executive Compensation Philosophy

To align the Company’s incentive compensation program with the Company’s overall executive compensation philosophy, the Committee has adopted the following compensation philosophy and guiding principles:

Our Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Guiding Principles

•  Providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries.

•  Fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay.

•  Aligning the long-term interests of our executives with those of our shareholders.

•  Requiring our executives to own significant levels of Company shares.

•  Balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation).

•  Balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

Key Factors in Setting 2017 Compensation

In establishing and evaluating our 2017 executive compensation program, the Committee, in consultation with our Chief Executive Officer, considered the following key factors:

•	overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2017;

•	competitive pay practices (evaluated based on market comparisons and recommendations of Pearl Meyer, the Committee’s independent compensation consultant);

•	individual performance of each of our named executive officers;

•	historical equity grants;

•	tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	our ability to retain and motivate key talent.

Market Comparisons

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment and the role and contributions of each individual. Accordingly, the review of peer information is one of many factors the Committee considers in determining compensation levels. For each element of compensation, the Committee reviews market data (i.e., peer group and survey data) to evaluate target compensation levels, while also considering the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance. Other factors that influence the amount of compensation awarded include an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, contributions derived from creative and innovative thinking and leadership and industry expertise.

The Committee believes that the Company’s peer group should reflect the industry in which the Company competes for business and executive talent. Accordingly, the Company’s peer group includes companies meeting the following criteria: (i) companies within, or operating in an industry similar to, the home-building industry and (ii) companies of similar size in terms of revenue or market capitalization (1/2 to 2 times the Company’s revenue and market capitalization). In evaluating companies to include in our peer group, the Committee also reviewed the say-on-pay history for each of the companies to understand the alignment of the executive compensation programs at those companies with the interests and views of the shareholders of such companies. The peer group used for evaluating 2017 compensation decisions consisted of the companies below, which is the same peer group that was used for evaluating 2016 compensation decisions:

CalAtlantic Group, Inc.	Meritage Homes Corporation
D.R. Horton, Inc.	Mohawk Industries, Inc.
KB Home	NVR, Inc.
Lennar Corporation	Owens Corning
Masco Corporation	Toll Brothers, Inc.
M.D.C. Holdings, Inc.	USG Corporation

In addition to reviewing compensation practices among the compensation peer group, the Committee believes it is important to review compensation practices within the general industry. The Company participates in and purchases a number of compensation surveys. With the assistance of Pearl Meyer, the Committee reviews a blend of general industry and peer group survey data in establishing target compensation levels and evaluating whether our compensation policies are in line with market data. The 2017 survey data was compiled from the following general industry compensation surveys: Mercer Human Resource Consulting’s US Mercer Benchmark Database (MBD) Executive (which has approximately 2,600 participating companies) and Willis TowersWatson Top Management Compensation (which has approximately 115 participating companies). To assist the Committee in its review of the general industry survey data,

Pearl Meyer extracts compensation information from the surveys with respect to companies with annual revenues ranging from $5 billion to $10 billion. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

Based on Pearl Meyer’s competitive market analysis prepared for evaluating 2017 compensation decisions, the Committee found that each element of target compensation for the named executive officers was competitive with the market data. In its analysis, Pearl Meyer noted that competitive market positioning was commensurate with the Company’s revenue positioning compared to the peer group. As noted above, the Committee also considered the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance, as well as the other individual factors noted above.

Please see the section entitled “How We Make Executive Compensation Decisions” for a discussion of the decision-making process for determining executive compensation, including the roles of the Committee and executive officers, the role of the independent compensation consultant and the use of tally sheets.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following table lists the material elements of our 2017 executive compensation program. The Committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation elements and provides alignment with our short and long-term financial and operational priorities and shareholder interests through the annual and long-term incentive programs. Our incentives are designed to drive overall corporate and individual performance, with compensation payouts varying from target based on actual performance against pre-established and communicated performance objectives.

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, a comparison to the base salary levels of executives in the compensation peer group and the general industry compensation surveys and the recommendations of Pearl Meyer. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year; however, historically the Committee has not had a practice of regularly adjusting base salaries for our executive officers on an annual basis.

Mr. Sheldon’s annual base salary was determined by the Committee at the time he joined the Company in March 2017 after considering the factors noted above as well as the compensation received by Mr. Sheldon’s predecessor at the Company and a review of competitive market data for the General Counsel position. None of the other named executive officers received an adjustment to their base salary levels as compared to 2016. The difference in salary between 2016 and 2017 reflected in the 2017 Summary Compensation Table for Messrs. O’Shaughnessy, Smith, and Ellinghausen is due to our year-end payroll administration process. Their actual year-over-year annual salary rate is unchanged.

The table below sets forth the 2017 base salary level for each of our named executive officers (other than Mr. Dugas).

Named Executive Officer	2017 Base Salary
Ryan R. Marshall	$900,000
Robert T. O’Shaughnessy	$750,000
Harmon D. Smith	$700,000
James R. Ellinghausen	$550,000
Todd N. Sheldon	$475,000

Annual Incentive Compensation

Under the shareholder-approved PulteGroup, Inc. 2013 Senior Management Incentive Plan (the “2013 Incentive Plan”), the Committee provides both annual and long-term incentives. The Committee adopted the 2017 Annual Incentive Program (the “Annual Program” or “2017 Annual Program”) under the 2013 Incentive Plan. Compensation under the Annual Program is intended to be a significant component of an executive’s total compensation opportunity in a given year, helping create a “pay for performance” culture. Annual Program compensation holds executives accountable and rewards them based on the Company’s performance.

The financial measures used to assess corporate performance were pre-tax income, adjusted operating margin and inventory turns, each weighted equally. Pursuant to the terms of the Annual Program, each performance goal is measured independently of the other performance goals, and payouts are determined based on the weighted average result of the performance goals, with a payout modifier of +/-10% based on certain quality-related metrics and a payout modifier of +10-20% based on pre-tax income growth goals. The Committee believes that 2017 Annual Program performance metrics were meaningful measures of 2017 performance because these metrics increase the focus of participants on profitability and are tied to our strategy with respect to shareholder value creation. In addition, the Committee approved a payout modifier with respect to quality-related metrics to further emphasize the importance of quality throughout the organization. The Committee also approved a payout modifier with respect to pre-tax income growth goals to address the expected challenges of achieving the pre-tax income target for 2017 and to recognize and incentivize the efforts to be taken to reach the pre-tax income targets. The application of the payout modifiers cannot result in a calculated payout under the Annual Program in excess of the maximum payout cap of 200% of target.

The Committee established the payout formula for performance objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve. The 2017 Annual Program goals were set at levels consistent with the Company’s Board-approved budget and strategic operating plan. At the time the 2017 Annual Program performance metrics and requisite performance levels were established, the Committee believed that they were robust and would require a significant amount of effort by the named executive officers. In setting the Board-approved budget, the Company considered that the cost of land, construction materials and labor in the homebuilding industry is expected to continue to outpace the increase in selling prices of homes. The Committee assessed these market conditions when setting the incentive target for net operating margin in the 2017 Annual Program and noted that these market conditions required significant cost management and continued reductions in SG&A expense on the part of management in order to earn a target payout.

The table below indicates the financial performance metrics and potential payouts with respect to the Company’s achievement of the 2017 Annual Program goals.

2017 Performance Goals ($ in 000s)(1)
Performance Measures	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results	Achieved Payout	Weighted Payout
Pre-Tax Income(2)	$967	$1,208	$1,450	$1,199	98%	32.67%
Adjusted Operating Margin(3)	10.1%	13.1%	16.1%	13.1%	100%	33.33%
Inventory Turns(4)	0.77	0.86	0.95	0.87	111%	37.00%
				Total % of Target:		103%
Quality Index Modifier(5)				72		0.00%
Pre-Tax Income Growth Modifier(6)						16.00%
				Total Payout, including Quality and Pre-Tax Income Payout Modifiers =		119%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)	Pre-tax income represents Income Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including: certain incentive compensation expense, certain land-related adjustments and certain gains on land sales.

(3)	Adjusted operating margin represents the quotient of Home Sale Gross Margin (excluding certain land impairments and certain construction defect reserve adjustments, less selling, general and administrative (“SG&A”) expenses (as further adjusted to exclude the impact of certain items, including: certain incentive compensation expense and adjustments to insurance receivables and reserves)) divided by Home Sale Revenues.

(4)	Inventory turns represents the quotient of the trailing 12-month sum of Home Sale Cost of Revenues as reported in the Company’s Annual Report (excluding capitalized interest, land impairments, closing costs, and certain other items) divided by the trailing 13-month average of the sum of (1) House and Land Inventory, and (2) Land Held for Sale, each as reported in the Company’s Annual Report (excluding capitalized interest and certain other items).

(5)	The quality-related payout modifier was measured using a number of metrics the Company believes are reflective of the quality of the homes it produces and the quality of the consumer’s experience, including the Company’s warranty costs, consumers’ warranty requests and consumer surveys conducted by the Company.

(6)	The pre-tax income payout modifier provided for an additional 10% payout if the Company’s pre-tax income growth for 2017 met the Company’s historical three-year average pre-tax income growth of 15.6% and an additional payout if the Company achieved a pre-tax income growth rate of 20% as compared to 2016. Payouts for performance in between these growth rates are determined based on straight line interpolation. This payout modifier was capped at 20%.

The table below indicates the award opportunities established by the Committee and the cash payout under the Annual Program applicable to the named executive officers (other than Mr. Dugas). The Committee determined the target payout level for each of the named executive officers included in the table based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our compensation peer group, the general industry compensation surveys and the recommendations of Pearl Meyer. The Committee did not change the target award opportunities compared to the 2016 target award opportunities for the named executive officers included in the table other than for Mr. Marshall and Mr. Smith. For 2017, the Committee increased Mr. Marshall’s target annual incentive opportunity from 100% of base salary to 150% of base salary to reflect his 2016 promotion to the position of President and Chief Executive Officer and considering competitive market data in relation to Mr. Marshall’s expanded roles and responsibilities as well as his individual performance. The Committee increased Mr. Smith’s target annual incentive opportunity from 100% of base salary to 125% based on Mr. Smith’s expanded roles and responsibilities and considering the competitive market data in relation to his expanded roles and responsibilities as well as his individual performance. Mr. Sheldon’s target annual incentive opportunity was determined at the time he joined the Company based on the factors noted above as well as the compensation received by Mr. Sheldon’s predecessor at the Company and a review of competitive market data for the General Counsel position.

Executive	Base Salary 2017	Target as % of Salary	Threshold(1)	Target	Maximum	Total Payout(2)
Ryan R. Marshall	$900,000	150%	$225,000	$1,350,000	$2,700,000	$1,606,500
Robert T. O’Shaughnessy	$750,000	100%	$125,000	$750,000	$1,500,000	$892,500
Harmon D. Smith	$700,000	125%	$145,833	$875,000	$1,750,000	$1,041,250
James R. Ellinghausen	$550,000	100%	$91,667	$550,000	$1,100,000	$654,500
Todd N. Sheldon	$475,000	95%	$75,000	$450,000	$900,000	$535,500

(1)	The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of threshold performance for only one of the three performance goals. As noted previously, each performance goal is measured independently of the other performance goals.

(2)	Pursuant to the terms of the 2013 Incentive Plan, the Committee has the discretion to pay the awards in cash, restricted shares or both. The Committee determined to pay the entire award in cash.

Long-Term Incentive Compensation

In order to provide management with incentives to achieve our long-term goals, in connection with the adoption of the 2013 Incentive Plan, the Committee adopted the LTI Program. During 2017, each named executive officer (other than Mr. Dugas) was granted an aggregate award opportunity in the form of share-settled performance-based awards under the LTI Program for the 2017-2019 performance period. During the fiscal year ended December 31, 2017, the 2017-2019, 2016-2018 and 2015-2017 performance periods were outstanding under the LTI Program. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set.

2017-2019 LTI Program

In 2017, the Committee approved performance-based awards for the 2017-2019 LTI Program that vest based on (i) the Company’s TSR performance relative to the TSR of the Company’s compensation peer group, (ii) the Company’s ROIC performance and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally. These performance measures were deemed by the Committee to be effective long-term measures of performance reflective of our success in executing on our long-term business plan and aligning the executives’ interests with the interests of shareholders.

The Compensation Committee utilized adjusted operating margin as an element in both the Company’s Annual Program and 2017-2019 LTI Program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Compensation Committee supplemented the adjusted operating margin in both the Annual Program and 2017-2019 LTI Program with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and shareholder returns over both the short-term and long-term horizons.

For purposes of the 2017-2019 LTI Program, the Company is required to achieve a TSR equal to the 75th percentile of the 2017 compensation peer group over the three-year performance period in order to earn target vesting, with no payout for bottom quartile performance. The Committee established the payout formula for the ROIC and adjusted operating margin performance objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout levels were designed to be achievable with strong performance, while payouts at the maximum performance levels were designed to be very difficult to achieve. Under the 2017-2019 LTI Program, ROIC and adjusted operating margin are defined as follows:

•	ROIC is defined as (i) consolidated earnings before interest and taxes (adjusted to exclude the expense related to incentive compensation, intangible impairments, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in U.S. generally accepted accounting principles (“GAAP”), gain or loss on debt retirements, adjustments to mortgage repurchase reserves, and land-related charges and land sale gains related to land acquired prior to January 1, 2012), divided by (ii) consolidated shareholders’ equity plus homebuilding debt (each as adjusted to exclude consolidated deferred taxes, internal mortgage company debt and changes in GAAP).

•	Adjusted operating margin represents the quotient of Home Sale Gross Margin less SG&A (excluding incentive compensation, land impairments on assets acquired prior to January 1, 2012, certain restructuring expenses impacting SG&A as offset by savings associated with those restructuring efforts, changes to receivables and reserves for construction matters and changes in GAAP) divided by Home Sale Revenues.

The table below shows the award opportunities established by the Committee relating to the 2017-2019 LTI Program. The award opportunities under the 2017-2019 LTI Program did not change compared to 2016 for the named executive officers receiving awards under the 2017-2019 LTI Program other than Mr. Marshall. For the 2017-2019 LTI Program, Mr. Marshall’s target award opportunity increased from $900,000 to $1,625,000 to reflect his 2016 promotion to the position of President and Chief Executive Officer. Also, upon joining the Company, Mr. Sheldon received a long-term incentive award opportunity under the 2017-2019 LTI Program with a target value of $300,000. Mr. Sheldon’s target LTI Program opportunity was determined at the time he joined the Company based on the factors noted above as well as the compensation received by Mr. Sheldon’s predecessor at the Company and a review of competitive market data for the General Counsel position.

Actual settlement of the awards will be determined after the end of the three-year performance period based on the Company’s relative TSR, ROIC and adjusted operating margin performance during that time. Under the award agreements, the 2017-2019 LTI Program awards will be settled in Company shares, except that the award will be settled in any combination of Company shares and cash if (i) the fair market value of a Company share is less than $5.00 on December 31, 2019 (or the date of termination of employment due to death or disability) or (ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award.

Award Opportunity Under 2017-2019 LTI Program

Executive	Base Salary as of 1/1/2017(1)	Target as % of Salary	Threshold	Target	Maximum
Ryan R. Marshall	$900,000	181%	$812,500	$1,625,000	$3,250,000
Robert T. O’Shaughnessy	$750,000	107%	$400,000	$800,000	$1,600,000
Harmon D. Smith	$700,000	114%	$400,000	$800,000	$1,600,000
James R. Ellinghausen	$550,000	127%	$350,000	$700,000	$1,400,000
Todd N. Sheldon	$475,000	63%	$150,000	$300,000	$600,000

(1)	Base salary is measured as of the first day of the performance period or, in the case of Mr. Sheldon, at the time of hire in March 2017.

2016-2018 and 2015-2017 LTI Programs

The 2016-2018 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, entirely based on the Company’s TSR performance relative to the TSR of the Company’s 2016 compensation peer group.

During 2017, the 2015-2017 LTI Program concluded, and for each of the participating named executive officers, the vesting level under the 2015-2017 LTI Program was entirely based on the Company’s TSR performance relative to the TSR of the Company’s 2015 compensation peer group.

With respect to the TSR metric under the 2015-2017 LTI Program, the Company was required to achieve a TSR equal to the 75th percentile of the 2015 TSR comparator group over the three-year performance period in order to earn target vesting, with 25th percentile relative TSR performance resulting in threshold vesting. In order to achieve the maximum vesting, the Company was required to be at least second in the TSR comparator group based on TSR performance. For purposes of assessing performance, the 2015 TSR comparator group consisted of the same companies that were included in the 2015 compensation group, excluding The Ryland Group due to its 2015 merger with Standard Pacific Corp.

For the 2015-2017 performance cycle, our relative TSR ranked 7th out of the twelve companies included in the TSR comparator group and resulted in an achievement level of 57%.

Equity Grants

In addition to the long-term incentive opportunities granted under the Company’s LTI Program, we make annual grants of service-based equity to named executive officers as a means of furthering the linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	properly focus executives on long-term value creation for shareholders; and

•	encourage executive retention, particularly through fluctuating business cycles.

Our philosophy is to award equity grants to our named executive officers in amounts that reflect market data, the participant’s position, the participant’s ability to influence our overall performance, and individual performance based on a review of results during the prior year against pre-determined objectives such as operational efficiency, employee engagement, and retention and development of key talent. In addition, the Committee considers historical grant practices and market compensation levels in determining grants for individual executives.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year.

In determining the annual equity grants for 2017 performance (which were granted in February 2018), the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) a peer group analysis conducted by Pearl Meyer of the compensation of executive officers holding comparable positions at the companies within the compensation peer group; and (iv) the Company’s objective to provide greater incentive based on long-term Company performance.

As set forth in the table below for the named executive officers other than Mr. Dugas, in February 2018, the Committee granted the following awards in recognition of such named executive officer’s performance in 2017. The value of these awards is excluded from the 2017 Summary Compensation Table, which reflects the value of the equity awards granted in 2017 in recognition of the named executive officers’ performance in 2016. The February 2018 grant levels were relatively consistent with the February 2017 grant levels, except as described below. Mr. Marshall’s grant increased from a grant date fair value of $1,625,002 in February 2017 to approximately $2,300,000 in February 2018 in acknowledgement of Mr. Marshall and the Company’s strong performance in 2017 and a desire to align Mr. Marshall’s compensation more closely with the competitive market.

	Time-Based Restricted Share Units(1)
Executive	#	Value(2)
Ryan R. Marshall	75,509	$2,300,000
Robert T. O’Shaughnessy	27,085	$825,000
Harmon D. Smith	26,264	$800,000
James R. Ellinghausen	22,981	$700,000
Todd N. Sheldon	9,849	$300,000

(1)	These equity awards were granted in 2018 and, accordingly, are excluded from the 2017 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Upon joining the Company, Mr. Sheldon received an annual equity grant of restricted stock units to align his compensation with the compensation the Company’s other executive officers, with a grant value of $300,000. In addition, as an inducement to join the Company, Mr. Sheldon received a sign-on equity grant of restricted stock units with a grant value of $600,000. The value of these grants was determined after considering competitive market data for the General Counsel position, the compensation received by Mr. Sheldon’s predecessor, as well as the compensation Mr. Sheldon was forfeiting from his prior employer.

Executive Chairman Compensation Arrangements

On September 8, 2016, the Company entered into the Transition Agreement with Mr. Dugas in connection with Mr. Dugas’ retirement from the Company. Pursuant to the terms of the Transition Agreement, Mr. Dugas retired from his position of Chief Executive Officer of the Company, effective September 8, 2016, and retired from his position of Executive Chairman of the Company, effective at the Company’s 2017 Annual Meeting of Shareholders on May 3, 2017. While serving as Executive Chairman, Mr. Dugas continued to receive his 2016 base salary of $1,200,000 through the date he ceased to serve as Executive Chairman and remained eligible to receive a 2017 grant of restricted share units (119,775 shares granted in February 2017, with a grant date value equal to $2,550,010). In addition, Mr. Dugas received a pro rated award under the 2017 Annual Program based on actual performance and the period in which he was employed during 2017 of $749,322. Please see the section “2017 Executive Compensation—Payments upon Termination or Change of Control” for additional information regarding the terms of Mr. Dugas’ separation.

Other Compensation Elements and Practices

Executive Severance Policy

The Committee has adopted the PulteGroup, Inc. Executive Severance Policy, which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. The Committee also has adopted the PulteGroup, Inc. Retirement Policy, which establishes administrative guidelines for the treatment of outstanding equity and long-term incentive awards following an employee’s qualifying retirement. The Committee believes that these policies help us accomplish our compensation philosophy of attracting and retaining exemplary talent and reduce the need to negotiate individual severance arrangements with new and departing executives.

While these policies reduce the need to negotiate individual severance provisions, the Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Pursuant to the Company’s Executive Severance Policy, the Company is prohibited from entering into a severance agreement with a senior executive of the Company without shareholder approval if such agreement would provide for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s By-laws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroupinc.com.

Benefits

Named executive officers participate in employee benefit plans on the same terms as generally available to all employees. In addition, each of the named executive officers was eligible to participate in the Financial Counseling Reimbursement Plan during his employment with the Company. The named executive officers, as well as other Company executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual incentive cash awards. This plan is discussed further under the section “2017 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan.

Clawback Policy

The Committee has adopted a clawback policy with respect to the Annual Program, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Prohibition Against Pledging and Hedging of Company Securities

To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, the Company’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their Company security holdings. Additionally, under the Company’s insider trading policy, directors and executive officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. The policy is available for viewing on our website at www.pultegroupinc.com.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of Company common shares throughout their tenures with the Company, our executive officers are subject to share ownership guidelines adopted by the Committee. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own Company common shares equal in value to at least six times his base salary and each of the other named executive officers to own Company common shares equal to at least three times their respective base salary. Included in the definition of share ownership are restricted shares and restricted share units, any Company common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any Company benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested shares and underwater stock options do not count towards meeting share ownership guidelines. As of March 16, 2018, all of the named executive officers employed by the Company on that date have met or, within the applicable period, are expected to meet the share ownership guidelines.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

The Compensation and Management Development Committee

The Committee establishes our executive compensation philosophies and oversees the development and implementation of our executive compensation program. The Committee operates under a written charter adopted by the Committee. A copy of the charter is available at www.pultegroupinc.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to our senior executives:

•	establish compensation-related performance objectives under the annual incentive program and long-term incentive program that support our strategic plan;

•	establish individual performance goals and objectives for the Chief Executive Officer and evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	evaluate the job performance of the other named executive officers;

•	annually review and approve compensation levels for our Chief Executive Officer and other named executive officers, with input from the independent members of the Company’s Board of Directors in establishing compensation levels for our named executive officers (including our Chief Executive Officer);

•	administer the Company’s equity compensation;

•	develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	review succession planning, leadership development programs, diversity representation and bench strength for all other senior executive positions; and

•	annually review the potential risks associated with our compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Richard W. Dreiling, Ms. Cheryl W. Grisé, Mr. Patrick J. O’Leary, Mr. Scott F. Powers and Mr. William J. Pulte. During fiscal year 2017, Mr. Blair served on the Committee until he became Non-Executive Chairman at the Company’s 2017 Annual Meeting of Shareholders, and Mr. Postl also served on the Committee until the conclusion of his term at the Company’s 2017 Annual Meeting of Shareholders. Mr. O’Leary currently serves as the Committee Chair. As noted above, assuming that all of the nominees are re-elected at the Annual Meeting, Mr. Powers will become the Chair of the Committee.

Each current member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines, and Messrs. Blair and Postl qualified as independent directors under NYSE listing standards and our Corporate Governance Guidelines during their terms of service.

Independent Compensation Consultant

Pearl Meyer provides independent executive consulting services to the Committee. Pearl Meyer is retained by and reports to the Committee and participates in Committee meetings, as requested by the Committee. Pearl Meyer also:

•	participates in the design of our executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of our executive compensation program;

•	reviews and advises the Committee regarding the elements of our executive compensation program, equity grant and dilution levels, each as relative to our peers;

•	reviews and advises the Committee regarding individual executive pay decisions;

•	reviews and advises the Committee with respect to new compensation plans and programs;

•	reviews and advises the Committee regarding regulatory, disclosure and other technical matters; and

•	reviews and advises the Committee regarding our compensation risk assessment procedures.

During 2017, Pearl Meyer did not provide any other services to the Company.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). During 2017, Mr. James R. Ellinghausen, our Executive Vice President, Human Resources, worked with Mr. O’Leary to establish meeting agendas and to determine whether any members of the Company’s management or outside advisors should attend meetings.

Our Chief Executive Officer annually reviews the performance of each member of senior management (other than the performance of our Chief Executive Officer or our former Executive Chairman). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses and equity grants for the Chief Executive Officer and our former Executive Chairman are made by the Committee. All decisions for 2017 made with respect to the named executive officers other than the Chief Executive Officer or our former Executive Chairman were made after deliberation with Mr. Marshall.

At various times during the year, at the request of the Committee, Ryan R. Marshall, the President and Chief Executive Officer of the Company; Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company; and Todd N. Sheldon, the Executive Vice President, General Counsel and Corporate Secretary of the Company, attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding our operational performance, financial performance or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by Pearl Meyer, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under our executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to any “covered employee” under Section 162(m), and provided that qualifying performance-based compensation would not be subject to the deduction limit if certain requirements are met. Historically, the Committee has sought to structure compensation to avail itself of the performance-based compensation exemption under Section 162(m) to the extent practicable. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve non-deductible compensation when it deems appropriate. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation historically intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for certain executive officers of the Company. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. With the enactment of tax reform in December 2017, the performance-based compensation exception was repealed, subject to a transition rule for certain written binding contracts in effect on November 2, 2017 and which are not materially modified after that date. Certain components of the Company’s executive compensation programs were generally designed to qualify for this performance-based exception, assuming other applicable regulatory requirements were satisfied. The tax consequences of an award will still be one of many factors that the Committee considers in designing executive compensation programs that support our goals of attracting, retaining and motivating our executive officers.

2018 COMPENSATION DECISIONS

At its February 2018 meeting, the Committee took the following actions with respect to 2018 compensation matters:

•	Base Salary. The Committee approved 2018 base salaries for the named executive officers, which did not change from the base salary levels set in 2017, with the exception of Mr. Marshall, whose base salary was increased from $900,000 to $950,000, and Mr. Smith whose base salary was increased from $700,000 to $750,000.

•	Annual Program. The Committee also approved the performance metrics and target award opportunities under the 2018 Annual Program. The 2018 Annual Program includes two award opportunities: one similar to the annual award opportunity in 2017 (consisting of pre-tax income and adjusted operating margin) and another consisting of an incentive pool, the size and allocation of which is dependent on pre-tax income growth in 2018.

•	Long-Term Incentive Awards. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and service-based restricted share unit awards. The Committee also approved relative TSR performance, as measured against the eight homebuilders in the Company’s 2018 peer group, ROIC and adjusted operating margin as the performance metrics under the 2018-2020 LTI Program. The award opportunities under the 2018-2020 LTI Program did not change compared to 2017 for the named executive officers other than Mr. Marshall, whose target award opportunity increased from $1,625,000 to $2,300,000, and Mr. O’Shaughnessy, whose target award opportunity increased from $1,600,000 to $1,650,000.

COMPENSATION AND MANAGEMENT DEVELOPMENT

COMMITTEE REPORT

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Patrick J. O’Leary, Chair Richard W. Dreiling Cheryl W. Grisé Scott F. Powers William J. Pulte

2017 EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The table below sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers who served in such capacities as of December 31, 2017 and, pursuant to SEC executive compensation disclosure rules, Mr. Dugas (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Ryan R. Marshall	2017	$900,000	$—	$3,250,002	$1,606,500	$1,146	$14,199	$5,771,847
President & CEO	2016	$738,462	$—	$2,300,016	$690,690	$576	$27,132	$3,756,876
	2015	$538,462	$—	$1,250,022	$551,375	$384	$136,009	$2,476,252

Robert T. O’Shaughnessy	2017	$750,000	$—	$1,600,014	$892,500	$—	$13,944	$3,256,458
EVP & CFO	2016	$742,307	$—	$1,600,012	$740,025	$—	$13,010	$3,095,354
	2015	$700,000	$—	$1,550,012	$701,750	$—	$12,936	$2,964,698

Harmon D. Smith	2017	$700,000	$—	$1,600,014	$1,041,250	$11,332	$11,094	$3,363,690
EVP & COO	2016	$688,462	$—	$1,600,012	$690,690	$5,713	$16,244	$3,001,121
	2015	$625,000	$—	$1,500,018	$626,563	$3,954	$477,694	$3,233,229

James R. Ellinghausen	2017	$550,000	$—	$1,400,015	$654,500	$—	$12,006	$2,616,521
EVP – HR	2016	$546,154	$—	$1,400,006	$542,685	$—	$13,568	$2,502,413
	2015	$525,000	$—	$1,400,006	$526,313	$—	$10,852	$2,462,171

Todd N. Sheldon (4)	2017	$365,385	$300,000	$1,200,004	$535,500	$—	$10,916	$2,411,805
EVP & General Counsel

Richard J. Dugas, Jr. (5)	2017	$429,231	$—	$2,550,010	$749,700	$11,117	$10,975	$3,751,033
Former Executive Chairman of the Board	2016	$1,200,000	$—	$14,018,279	$1,480,050	$5,586	$34,816	$16,738,730
	2015	$1,200,000	$—	$5,100,011	$1,503,750	$3,721	$130,608	$7,938,090

(1)	The amounts reported in this column for 2017 are awards granted pursuant to the Company’s 2013 Stock Incentive Plan and are valued based on the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2017. The amounts included in the Stock Awards column for the share-settled performance-based awards granted during 2017 to each of the named executive officers other than Mr. Dugas are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance-based awards, the maximum value of these awards at the grant date would be as follows: Mr. Marshall—$3,250,000; Mr. O’Shaughnessy—$1,600,000; Mr. Smith—$1,600,000; Mr. Ellinghausen—$1,400,000; and Mr. Sheldon—$600,000.

Pursuant to SEC disclosure rules, for 2016, this column also includes the incremental fair value associated with the modifications to the vesting terms of Mr. Dugas’ outstanding equity awards pursuant to the Transition Agreement. Accordingly, because the modification occurred in the same year as the 2016 awards were granted, in effect, the amount reported in this column for Mr. Dugas in 2016 reflects both the aggregate grant date fair value of the original 2016 awards and the incremental fair value of the modified 2016 awards—in effect, double counting the 2016 awards. The incremental value associated with the 2016 modification to Mr. Dugas’ outstanding equity awards equaled $8,918,268.

(2)	For 2017, the amounts reflect the actual payout received under the Annual Program.

(3)	Amounts in this column consist of the cost of financial planning services reimbursed to certain of the named executive officers, life insurance premiums for each of the named executive officers, reimbursements under our health examination reimbursement program and a Company match of $10,800 under the Company’s 401(k) plan.

(4)	Mr. Sheldon joined the Company effective March 20, 2017.

(5)	Mr. Dugas retired from the Company at the 2017 Annual Meeting of Shareholders on May 3, 2017.

2017 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2013 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2017, as well as estimated possible payouts under the Annual Program.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Ryan R. Marshall		$225,000	$1,350,000	$2,700,000
	2/9/2017				$812,500	$1,625,000	$3,250,000		$1,625,000
	2/9/2017							76,327	$1,625,002
Robert T. O’Shaughnessy		$125,000	$750,000	$1,500,000
	2/9/2017				$400,000	$800,000	$1,600,000		$800,000
	2/9/2017							37,577	$800,014
Harmon D. Smith		$145,833	$875,000	$1,750,000
	2/9/2017				$400,000	$800,000	$1,600,000		$800,000
	2/9/2017							37,577	$800,014
James R. Ellinghausen		$91,667	$550,000	$1,100,000
	2/9/2017				$350,000	$700,000	$1,400,000		$700,000
	2/9/2017							32,880	$700,015
Todd N. Sheldon		$75,000	$450,000	$900,000
	3/20/2017				$150,000	$300,000	$600,000		$300,000
	3/20/2017							12,677	$300,001
	3/20/2017							25,354	$600,002
Richard J. Dugas, Jr.		$250,000	$1,500,000	$3,000,000
	2/9/2017							119,775	$2,550,010

(1)	Consists of award opportunities under the Annual Program. For each of our named executive officers other than Mr. Dugas, the performance goals under the Annual Program were pre-tax income (as defined), adjusted operating margins and inventory turns, as adjusted by payout modifiers for quality-related metrics and pre-tax income growth (see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis for further information regarding the Annual Program). Pursuant to the terms of Mr. Dugas’ separation, Mr. Dugas was eligible for a pro-rated award under the Annual Program during his service as Executive Chairman.

(2)	Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2017-2019 performance period. Payment of the award depends on the Company’s TSR performance compared to the 2017 compensation peer group, ROIC and adjusted operating margin, measured over the 2017-2019 performance period. The award will be settled in Company shares in accordance with the terms of the underlying award agreements. Please see “Compensation Discussion and Analysis” for further information regarding the award.

(3)	Consists of restricted share unit awards under the 2013 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date, including Mr. Sheldon’s new-hire equity award of restricted share units on March 20, 2017. During the restriction period, the named executive officers are entitled to receive dividends.

(4)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the share-settled performance-based awards, are valued based upon the probable outcome of the applicable performance conditions. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2017.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

The Company generally executes an offer of employment prior to the time an executive joins the Company that describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. None of the named executive officers has an employment contract with the Company. Mr. Dugas and the Company executed a Transition Agreement in 2016, which is discussed further below in “Payments upon Termination or Change of Control.”

Equity Awards

Service-based restricted share unit grants generally cliff vest three years from the anniversary of the grant date. During 2017, the Committee granted each named executive officer other than Mr. Dugas a share-settled performance-based award under the Company’s 2017-2019 LTI Program. Actual settlement of the share-settled performance-based award will be determined after the end of the three-year performance period based on the Company’s TSR performance relative to the Company’s 2017 compensation peer group, ROIC and adjusted operating margin measured over the 2017-2019 performance period. Under the award agreements, the 2017-2019 LTI Program will be settled in Company shares, subject to potential settlement in cash in certain circumstances. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2017-2019 Program.”

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested share awards held by each of the named executive officers at December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)
Ryan R. Marshall	15,000	—	—	$12.335	8/18/2019	185,237	(3)	$6,159,131	(3)	151,879	$5,050,000
Robert T. O’Shaughnessy	—	—	—	—	—	122,879	(4)	$4,085,727	(4)	96,240	$3,200,000
Harmon D. Smith	—	—	—	—	—	121,775	(5)	$4,049,019	(5)	96,240	$3,200,000
James R. Ellinghausen	37,500	—	—	$7.765	2/10/2021	108,485	(6)	$3,607,127	(6)	84,210	$2,800,000
Todd N. Sheldon	—	—	—	—	—	38,031		$1,264,531	(7)	18,045	$600,000
Richard J. Dugas, Jr.	165,000	—	—	$7.765	2/10/2021	395,192	(8)	$13,140,134	(8)	153,383	$5,100,000

(1)	Reflects the value using the closing share price at the 2017 fiscal year end of $33.25.

(2)	Represents stock-settled performance awards granted under the 2016-2018 and 2017-2019 LTI Programs that will vest on December 31, 2018 and December 31, 2019, respectively, following the completion of the three-year performance periods. The 2016-2018 awards will be settled based on the Company’s TSR performance relative to a peer group over the three-year performance period, while the 2017-2019 awards will be settled based on (i) the Company’s TSR performance relative to the TSR of the Company’s compensation peer group, (ii) the Company’s ROIC performance and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally. In accordance with SEC executive compensation disclosure rules, these awards are being reported based on achieving maximum performance goals with respect to both performance periods. For the 2016-2018 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Marshall—$1,800,000; Mr. O’Shaughnessy—$1,600,000; Mr. Smith—$1,600,000; Mr. Ellinghausen—$1,400,000; and Mr. Dugas—$2,295,000. For the 2017-2019 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Marshall—$3,250,000; Mr. O’Shaughnessy—$1,600,000; Mr. Smith—$1,600,000; Mr. Ellinghausen—$1,400,000; Mr. Sheldon—$600,000; and Mr. Dugas—$0.

(3)	This amount includes 27,607 restricted share units that vested on February 12, 2018, 57,453 restricted share units that are scheduled to vest on February 11, 2019, 23,850 restricted share units that are scheduled to vest on September 8, 2019 and 76,327 restricted share units that are scheduled to vest on February 9, 2020.

(4)	This amount includes 34,232 restricted share units that vested on February 12, 2018, 51,070 restricted share units that are scheduled to vest on February 11, 2019 and 37,577 restricted share units that are scheduled to vest on February 9, 2020.

(5)	This amount includes 33,128 restricted share units that vested on February 12, 2018, 51,070 restricted share units that are scheduled to vest on February 11, 2019 and 37,577 restricted share units that are scheduled to vest on February 9, 2020.

(6)	This amount includes 30,919 restricted share units that vested on February 12, 2018, 44,686 restricted share units that are scheduled to vest on February 11, 2019 and 32,880 restricted share units that are scheduled to vest on February 9, 2020.

(7)	This amount includes 12,677 restricted share units that are scheduled to vest on March 20, 2018, 12,677 restricted share units that are scheduled to vest on March 20, 2019 and 12,677 restricted share units that are scheduled to vest on March 20, 2020.

(8)	This amount includes 112,633 restricted share units that vested on February 12, 2018, 162,784 restricted share units that are scheduled to vest on February 11, 2019 and 119,775 restricted share units that are scheduled to vest on February 9, 2020.

2017 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of share awards for each of the named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e) (1)
Ryan R. Marshall	–	$–	37,169	$932,619
Robert T. O’Shaughnessy	25,000	$847,322	52,967	$1,287,821
Harmon D. Smith	–	$–	52,136	$1,277,586
James R. Ellinghausen	–	$–	47,841	$1,163,186
Todd N. Sheldon	–	$–	–	$–
Richard J. Dugas, Jr.	330,000	$7,442,440	164,722	$3,919,608

(1)	Included in this column are restricted share units that vested on February 5, 2017, with the value determined based on the number of restricted share units vesting multiplied by the market value of the Company’s stock on that date of $21.3650, as well as restricted share units that vested on May 7, 2017, with the value determined based on the number of restricted share units vesting multiplied by the market value of the Company’s stock on that date of $22.28. Also included in this column is the value of the performance awards that vested under the 2015-2017 LTI Program based on performance and service through December 31, 2017, with the value determined based on the Company’s closing stock price on December 29, 2017.

2017 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Ryan R. Marshall	$–	$–	$3,723	$–	$98,470
Robert T. O’Shaughnessy	$–	$–	$–	$–	$–
Harmon D. Smith	$–	$–	$36,804	$–	$973,346
James R. Ellinghausen	$–	$–	$–	$–	$–
Todd N. Sheldon	$–	$–	$–	$–	$–
Richard J. Dugas, Jr.	$–	$–	$36,108	$–	$954,945

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the 2013 Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2017 was 3.93%.

Potential Payments Upon Termination or Change in Control

The Committee has adopted an Executive Severance Policy, which provides for the payment of certain benefits to named executive officers and other eligible executives and key employees of the Company upon a qualifying termination of employment. Under the terms of the policy, a qualifying termination of employment is generally defined as a termination of employment other than due to cause, death, disability, resignation other than for constructive termination or as a result of a sale, spin-off, other divestiture, merger or other business combination where the executive obtains or is offered comparable employment with the resulting entity. In the event of a qualifying termination of employment, the Executive Severance Policy provides for the following severance benefits, subject to the executive’s timely execution of a release and restrictive covenant agreement:

•

Severance Pay. For named executive officers employed by the Company for five or more years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 24. For named executive officers employed by the Company for less than five years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 18. As of December 31, 2017, each of the named executive officers, other than Messrs. Dugas and Sheldon, was eligible to receive a multiple equal to 24. Mr. Sheldon was eligible to receive a multiple equal to 18 based on his March 2017 employment commencement date, and pursuant to the terms of the Transition Agreement, as of September 8, 2016, Mr. Dugas was no longer eligible to receive benefits under the Executive Severance Policy.

•	Bonus. The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year.

•	Long-Term Incentive Plan Awards. The executive will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

•	Continued Benefits Coverage. Provided that the executive properly elects continued health care coverage under applicable law, a payment equal to the difference between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

In addition, the Committee has adopted a Retirement Policy which clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement. Under the policy, a qualifying retirement will occur upon a separation from the Company (i) on or after attaining age 60 and completing five consecutive years of service or (ii) on or after attaining age 55 and completing ten consecutive years of service; in both cases, provided that the employee gives at least six months’ notice to the Company. In the event of a qualifying retirement, the Retirement Policy provides for outstanding equity and long-term incentive awards to be treated as follows, subject to the employee’s timely execution of a release and restrictive covenant agreement:

•	Time-Based Restricted Shares/Restricted Share Units. For any outstanding time-based restricted share awards, fifty percent (50%) of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date. The remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying agreement.

•	Stock Options. Any outstanding stock options will be exercisable only to the extent that the options are exercisable as of such retirement date or become exercisable pursuant to the terms of the underlying agreement.

•	Long-Term Incentive Plan Awards. The employee will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

Additionally, upon a qualifying retirement, the employee is eligible for the employee’s annual bonus, based on actual performance of the Company and prorated based on the number of days employee was employed in the year in which retirement occurs.

As of December 31, 2017, Mr. Ellinghausen was our only named executive officer who would have been eligible for benefits under the Retirement Policy, assuming he had given timely notice of his intent to retire. If Mr. Ellinghausen had experienced a qualifying retirement on December 31, 2017, he would have been eligible to continue vesting in restricted share unit awards with respect to 108,485 shares (valued at $3,607,127 based on our December 29, 2017 share price, with 50% of those shares vesting immediately upon such retirement). As noted above, Mr. Ellinghausen announced his retirement from the Company, to be effective March 31, 2018. Pursuant to the terms of his retirement, Mr. Ellinghausen will receive the benefits outlined in the Retirement Policy.

Our 2013 Stock Incentive Plan and LTI Programs under the 2013 Incentive Plan provide for the payment of awards following a change in control and certain terminations of employment. In general, our stock incentive plans and LTI Programs define a change in control as follows:

•	the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	individuals who constitute the Board as of the date of relevant stock incentive plans or future directors approved by such Board cease for any reason to constitute at least a majority of such Board;

•	subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers (other than Mr. Dugas) in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 31, 2017, and thus include amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing share price on December 29, 2017 of $33.25 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Mr. Ellinghausen is included in the following tables but will be retiring from the Company effective March 31, 2018. In connection with his retirement, Mr. Ellinghausen will not receive any benefits under the Executive Severance Policy. Please also see above for a quantification of the estimated benefits to be received by Mr. Ellinghausen under the terms of the Retirement Policy.

As discussed above, pursuant to the terms of the Transition Agreement, as of September 8, 2016, Mr. Dugas was no longer eligible to receive benefits under the Executive Severance Policy or Retirement Policy. Pursuant to the terms of the Transition Agreement, Mr. Dugas continued to receive his current base salary of $1,200,000 through the date he ceased to serve as Executive Chairman and remained eligible to receive a 2017 grant of restricted share units (119,775 shares granted in February 2017, with a grant date value equal to $2,550,010).

In addition, in exchange for Mr. Dugas signing a general release of claims in favor of the Company, Mr. Dugas (i) received his 2016 annual bonus ($1,480,053, as reported in the 2016 Summary Compensation Table), (ii) remained eligible to receive a pro-rated 2017 annual bonus ($749,322, as reported in the 2017 Summary Compensation Table), (iii) remained eligible to receive the amounts earned, if any, for the 2015-2017 and 2016-2018 performance cycles under the LTI Program, based on the actual performance of the Company during the applicable performance cycles and prorated for his expected period of service with the Company during the applicable performance cycle (estimated value of $2,270,921 based on performance through December 31, 2017) and (iv) remained eligible for continued vesting of his restricted share and restricted share unit awards that remain outstanding on the date of his retirement as Executive Chairman (estimated value of $13,140,134 based on the December 29, 2017 closing stock price of $33.25).

Involuntary Termination without Cause or Termination for Good Reason(1)

	Cash Severance(2)	Annual Incentive(3)	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Continued Benefits Coverage	Total Benefits
Ryan R. Marshall	$1,800,000	$1,606,500	$1,174,441	$6,159,131	$21,209	$10,761,281
Robert T. O’Shaughnessy	$1,500,000	$892,500	$816,244	$4,085,727	$21,209	$7,315,680
Harmon D. Smith	$1,400,000	$1,041,250	$816,244	$4,049,019	$21,209	$7,327,722
James R. Ellinghausen	$1,100,000	$654,500	$714,213	$3,607,127	$11,909	$6,087,749
Todd N. Sheldon	$712,500	$535,500	$200,274	$1,264,531	$21,425	$2,734,230

Termination due to Death or Disability

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Ryan R. Marshall	$1,016,941	$6,159,131	$7,176,072
Robert T. O’Shaughnessy	$800,244	$4,085,727	$4,885,971
Harmon D. Smith	$800,244	$4,049,019	$4,849,263
James R. Ellinghausen	$700,213	$3,607,127	$4,307,340
Todd N. Sheldon	$100,000	$1,264,531	$1,364,531

Change In Control and a Qualifying Termination

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Ryan R. Marshall	$2,225,000	$6,159,131	$8,384,131
Robert T. O’Shaughnessy	$1,648,000	$4,085,727	$5,733,727
Harmon D. Smith	$1,648,000	$4,049,019	$5,697,019
James R. Ellinghausen	$1,442,000	$3,607,127	$5,049,127
Todd N. Sheldon	$318,000	$1,264,531	$1,582,531

Change In Control without a Termination of Employment

Acceleration of Outstanding Restricted Shares and Performance Shares(4)
Ryan R. Marshall	$917,933
Robert T. O’Shaughnessy	$1,138,214
Harmon D. Smith	$1,101,506
James R. Ellinghausen	$1,028,057
Todd N. Sheldon	$0

(1)	Under the terms of the Executive Severance Policy, the named executive officers are eligible to receive cash severance, a prorated payout of the annual incentive award for the year of termination, a prorated payout of outstanding long-term incentive awards and a cash payment equal to health care continuation coverage in the event of a termination other than due to cause, death, disability or resignation other than for constructive termination or as a result of a corporate transaction where the executive is offered comparable employment. In addition, pursuant to the terms of the award agreements, the named executive officers are eligible to receive additional equity vesting in the event of an involuntary termination without cause (as described in footnote 4 to this table).

(2)	Amounts reported in this column represent cash severance (base salary multiplied by the applicable severance multiple) under the Executive Severance Policy for a qualifying termination of employment under the Executive Severance Policy. Under the terms of the Executive Severance Policy, as of December 31, 2017, the severance multiple applicable to each of the named executive officers other than Mr. Sheldon was two and was 1.5 for Mr. Sheldon.

(3)	The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year. Because termination is assumed to occur as of the last day of the fiscal year the amounts reported represent the full payout of the 2017 Annual Incentive Plan award. This amount is also reported as 2017 compensation in the 2017 Summary Compensation Table.

(4)	Amounts in these columns reflect the long-term incentive awards and equity-based awards to be received upon a termination or a change in control calculated in accordance with the 2013 Stock Incentive Plan, long-term award agreements and Retirement Policy. In the case of share grants, the equity value represents the value of the shares (determined by multiplying the closing price of $33.25 per share on December 29, 2017 by the number of unvested restricted shares that would vest upon a change in control or following a qualifying termination of employment, death, disability or retirement). The calculation with respect to unvested long-term incentive awards and equity-based awards reflects the following additional assumptions under the 2013 Stock Incentive Plan and long-term award agreements:

Event	Unvested Restricted Share Units (Grants in 2016 or 2017)	Unvested Restricted Share Units (Grants Prior to 2016)	2016-2018 and 2017-2019 Long-Term Awards
Voluntary Termination of Employment (Other than for Good Reason Following a Change in Control or Retirement)	Forfeit	Forfeit	Forfeit
Voluntary Termination of Employment Due to Constructive Termination Under Executive Severance Policy	Forfeit	Forfeit	Prorated, based on actual Company performance and service through termination date
Involuntary Termination of Employment (Other than for Cause)	Forfeit, unless Committee exercises discretion pursuant to the applicable stock incentive plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2017.	Forfeit, unless Committee exercises discretion pursuant to the applicable stock incentive plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2017.	Prorated, based on actual Company performance and service through termination date
Retirement (with consent of Company and execution of a non-competition, non- solicitation and confidentiality agreement)	50% of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date and remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreement.	50% of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date and remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreement.	Prorated, based on actual Company performance and service through termination date
Death or Termination due to Disability	Accelerate	Accelerate	Prorated, based on target performance and service through termination date
Change in Control	N/A – acceleration requires change in control and a qualifying termination of employment	Accelerate	If executive remains employed with the Company following the change in control, award will be settled at the greater of (i) target and (ii) actual performance
Termination of Employment by the Company without Cause or by the Executive for Good Reason following a Change in Control	Accelerate	See above for treatment upon qualifying termination – awards accelerated upon a change in control	Target payout

(5)	Under the Executive Severance Policy, if the executive properly elects continued health care coverage under applicable law, the executive will receive a payment equal to the difference determined as of the date of termination between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

Risk Management and Compensation

As noted in our Compensation Discussion and Analysis, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 2018 meeting, the Compensation and Management Development Committee, in consultation with Pearl Meyer, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at 200% of target. In addition, the Company uses multiple performance metrics under the Annual Program (i.e., consolidated pre-tax income, operating margins and inventory turns), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

The Compensation and Management Development Committee has adopted a clawback policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Marshall, our President and Chief Executive Officer.

Ratio

For 2017,

•	The median of the annual total compensation of all of our employees, other than Mr. Marshall, was $83,153.
•	Mr. Marshall’s annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $5,771,847.
•	Based on this information, the ratio of the annual total compensation of Mr. Marshall to the median of the annual total compensation of all employees was estimated to be 69 to 1.

Identification of Median Employee

We selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had approximately 5,039 employees. For purposes of identifying the median employee, we considered the W-2 wages of all employees in the Company’s employee population. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2017.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved
by shareholders	1,168,413	$11.1904	25,021,251
Equity compensation plans not approved by shareholders	—	—	—

Total	1,168,413	$11.1904	25,021,251

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. Since January 1, 2017, there have been no interested transactions.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Members of the Audit Committee Brian P. Anderson, Chair Thomas J. Folliard Joshua Gotbaum André J. Hawaux John R. Peshkin

OTHER AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2017	2016
Audit Fees (1)	$2,084,500	$2,058,935
Audit-Related Fees (2)	36,985	116,995
Tax Fees (3)	45,571	47,400
All Other Fees (4)	—	—

	$2,167,056	$2,223,330

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the review of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2017 and 2016.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in February and then reviews the Ernst & Young LLP audit plan for the current year during its May meeting. In 2017 and 2016, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee reviews each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service to confirm that such services will not impair the independence of Ernst & Young LLP.

Proposal	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountant for 2018

The Board recommends a vote FOR the ratification of the appointment of Ernst &
Young LLP as the independent registered public accountant for 2018.

●  Independent firm with a reputation for integrity and competence
●  Provides significant financial reporting expertise
●  Few ancillary services and reasonable fees

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm that performs audit services for the Company. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

In considering Ernst & Young LLP’s appointment for the 2018 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young LLP’s historical performance and its performance during its engagement for the 2017 fiscal year;

•	Ernst & Young LLP’s capability and expertise in handling the breadth and complexity of the Company’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead audit partner, for the audit of the Company’s financial statements;

•	the quality of Ernst & Young LLP’s communications with the Audit Committee during the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Ernst & Young LLP; and

•	Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing.

In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. The Audit Committee also ensures that the mandated rotation of Ernst & Young LLP’s personnel occurs.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2017 and 2016 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2017 and has served in this role for us since 1973. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accountant for 2018.

Proposal	Say-on-Pay: Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this proposal.

●  Ongoing review of compensation practices by Compensation and Management Development Committee with assistance from an independent compensation consultant

●  Compensation programs designed to reward executives for performance against established performance objectives and improving shareholder returns

●  Adherence to executive compensation best practices

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 21 through 49 of this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

At the 2017 Annual Meeting of Shareholders, the Company’s say-on-pay proposal was approved, on an advisory basis, by approximately 95% of the votes cast. At the Company’s 2017 Annual Meeting of Shareholders, shareholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our Board of Directors decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on executive compensation should be held.

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of Company shares;

•	balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 16, 2018 by each of our directors and each of our executive officers named in the Summary Compensation Table on page 41, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 16, 2018, restricted shares and our common shares held in our 401(k) Plan.

Directors and Named Executive Officers	Shares(1)		Exercisable Stock Options(17)	Percentage of Outstanding Shares
Brian P. Anderson	101,744	(2)	0	*
Bryce Blair	114,948	(3)	0	*
Richard W. Dreiling	17,000	(4)	0	*
Richard J. Dugas, Jr.(5)	879,235	(6)	165,000	*
James R. Ellinghausen(7)	136,934	(8)	37,500	*
Thomas J. Folliard	67,791	(9)	0	*
Joshua Gotbaum	11,879	(10)	0	*
Cheryl W. Grisé	89,844	(11)	14,000	*
André J. Hawaux	44,057	(12)	0	*
Ryan R. Marshall	131,644	(13)	15,000	*
Patrick J. O’Leary	124,067	(14)	0	*
Robert T. O’Shaughnessy	231,231		0	*
John R. Peshkin	11,879	(15)	0	*
Scott F. Powers	11,879		0	*
William J. Pulte	10,907		0	*
Todd N. Sheldon	12,677		0	*
Harmon D. Smith	208,599	(16)	0	*
All Directors and Executive Officers as a group of 18, including the above	2,242,974		231,500	*

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 shares that Mr. Anderson owns jointly with his wife.

(3)	These shares are owned in a trust of which Mr. Blair is the sole trustee and beneficiary.

(4)	Includes 21 shares that are owned in a trust of which Mr. Dreiling and his wife are each a trustee and beneficiary. Includes 16,979 deferred share units that would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Dreiling’s departure from the Board.

(5)	Mr. Dugas’s beneficial ownership information is presented based on SEC reports regarding his ownership of the Company’s common shares as of May 3, 2017, the date on which he retired as the Company’s Executive Chairman.

(6)	Includes (i) 69,800 shares that Mr. Dugas owns jointly with his wife; (ii) 584,926 shares owned in a trust of which Mr. Dugas is the trustee and beneficiary; (iii) 40,612 shares owned in a trust of which Mr. Dugas is a beneficiary; (iv) 18,682 shares held in our 401(k) Plan as of May 3, 2017; (v) 9 shares that are held in an Individual Retirement Account; and (vi) 206 shares held by his wife in an Individual Retirement Account.

(7)	Mr. Ellinghausen announced his retirement as the Company’s Executive Vice President - Human Resources, to be effective March 31, 2018.

(8)	Includes 99,434 shares owned in a trust of which Mr. Ellinghausen is the trustee and beneficiary.

(9)	Includes 6,264 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Folliard’s departure from the Board.

(10)	Includes 6,264 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Gotbaum’s departure from the Board.

(11)	Includes 81,644 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Ms. Grisé’s departure from the Board.

(12)	All shares are owned jointly by Mr. Hawaux and his wife.

(13)	Includes (i) 114,223 shares owned in a trust of which Mr. Marshall is the trustee and beneficiary and (ii) 2,420.505 shares held in our 401(k) Plan as of March 16, 2018.

(14)	Includes 35,057 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. O’Leary’s departure from the Board.

(15)	Includes 6,264 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Peshkin’s departure from the Board. All shares are owned jointly by Mr. Peshkin and his wife.

(16)	Includes 13,926.476 shares held in our 401(k) Plan as of March 16, 2018.

(17)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 16, 2018 pursuant to PulteGroup’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares		Percentage of Outstanding Common Shares on March 16, 2018
The Vanguard Group	26,750,387	(1)	9.35%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	22,912,891	(2)	8.01%
55 East 52nd Street New York, NY 10055
William J. Pulte	24,756,413	(3)	8.65%
6515 Thomas Jefferson Court Naples, FL 34108

Notes:

(1)	This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 12, 2018. According to the Schedule 13G/A, The Vanguard Group had sole power to vote or direct the vote of 383,950 shares, sole power to dispose of or direct the disposition of 26,315,085 shares, shared power to vote or direct the vote of 62,613 shares and shared power to dispose of or direct the disposition of 435,302 shares.

(2)	This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 1, 2018. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 20,492,359, sole power to dispose of or direct the disposition of 22,912,891 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(3)	This information is derived from a Schedule 13D/A filed by William J. Pulte, the Company’s founder, on February 2, 2018. The reporting entities that are included in the Schedule 13D/A include William J. Pulte, the William J. Pulte Trust dtd 01/26/1990, amended 12/18/2017, and the Joan B. Pulte Trust dtd 01/26/1990. According to the Schedule 13D/A, Mr. Pulte had sole power to vote or direct the vote of 24,756,413 shares, sole power to dispose of or direct the disposition of 12,380,681 shares, shared power to vote or direct the vote of no shares, and shared power to dispose of or direct the disposition of 12,375,732 shares. Since the date of the filing of the Schedule 13D/A, Mr. Pulte has passed away.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals. Persons who own more than 10% of our common shares must also file reports with the SEC.

Based on these reports and representations, PulteGroup believes that during 2017 our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) reporting requirements.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a broker may receive notice from their broker regarding the householding of proxy materials. As indicated in the notice that will be provided by these brokers, a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice that the broker will be householding, such householding will continue until the shareholder is notified otherwise or until the shareholder revokes its consent. If you would prefer to receive separate copies of the proxy materials, please contact your bank, broker or other intermediary. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the proxy materials, you may request delivery of a single copy in the future by contacting your bank, broker or other intermediary. Upon written request to our Corporate Secretary at PulteGroup, Inc., 3350 Peachtree Road Northeast, Suite 150, Atlanta, Georgia, 30326, or by calling (404) 978-6400, we will provide separate copies of the proxy materials.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $15,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals for the 2019 Annual Meeting of Shareholders

To be included in our proxy statement for next year’s Annual Meeting of Shareholders, shareholder proposals must be in writing, comply with SEC Rule 14a-8 and be received by PulteGroup by November 28, 2018. Shareholder proposals must be sent to Todd N. Sheldon, our Corporate Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Todd N. Sheldon

Corporate Secretary

PulteGroup, Inc.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

The Company’s By-laws also permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (a “proxy access director nomination”). To be properly brought before the 2019 Annual Meeting of Shareholders, a shareholder’s notice of a proxy access director nomination must be received by our Corporate Secretary, by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, no earlier than October 29, 2018 and no later than November 28, 2018. Any such notice must meet the other requirements set forth in our By-laws.

Shareholder proposals that are intended to be presented at our 2019 Annual Meeting of Shareholders, other than pursuant to Rule 14a-8 or a proxy access director nomination, must be made in writing and sent to our Corporate Secretary by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by February 11, 2019. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

See “Director Nomination Recommendations” on page 18 for additional information.

Communicating with the Board

You (and any other shareholder or interested party) may communicate directly with the Board, the non-management directors as a group or any individual director or directors by writing to our Corporate Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board or any of PulteGroup’s non-management directors and received by our Corporate Secretary will be promptly forwarded to the specified party.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING:

What am I voting on?

You are voting on three proposals:

1.	The election of the ten nominees for director named in this Proxy Statement to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

3.	An advisory vote to approve executive compensation.

What are the voting recommendations of the Board?

The Board of Directors recommends the following votes:

•	FOR the election of the ten nominees for director named in this Proxy Statement.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

•	FOR the proposal relating to the Company’s executive compensation.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you authorize a proxy to vote your shares and any other matter is properly brought before the meeting, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 16, 2018 (the record date), you can give a proxy to be voted at the meeting either:

•	if you received your proxy materials by mail, by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote your shares in accordance with the Board’s recommendations.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the Notice or proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has provided or will provide voting instructions for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed;

•	by submitting written notice to the Corporate Secretary of the Company, which notice must be received by the Company by 5:00 P.M., Eastern Time, on May 9, 2018; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

Each director will be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. The service of such directors will be subject to the Amended and Restated By-laws of the Company. For further details, see “Proposal One: Election of Directors” section above. All other proposals each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote to approve executive compensation is non-binding, the Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

Who will count the vote?

Computershare Trust Company, N.A. will act as the independent tabulator to receive and tabulate the proxies.

What does it mean if I get more than one Notice or proxy card?

It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. To facilitate this preference, you should contact your bank, broker or intermediary where you would like the shares to be consolidated. They can assist you in the process of consolidating your accounts.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the SEC, the Company is required to provide access to its proxy materials via the internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, the Company is sending a Notice to all of its shareholders as of the record date, which is March 16, 2018. All shareholders may access the Company’s proxy materials on the website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s Annual Meetings of Shareholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can attend the Annual Meeting?

All shareholders of record as of the close of business on March 16, 2018 can attend. Registration will begin at 12:00 P.M., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the Annual Meeting?

You should plan to arrive at 3350 Peachtree Road NE, Atlanta, Georgia 30326, on May 10, 2018 by 12:00 P.M., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 16, 2018 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement showing you owned PulteGroup shares as of March 16, 2018 will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the internet, you may access and print an admission ticket after voting such shares.

•	If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 16, 2018.

For your comfort and security, no cameras (including cell phones and tablet devices with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

What is the quorum requirement of the Annual Meeting?

On March 16, 2018, there were 286,170,882 shares issued and outstanding. A majority of the shares outstanding and entitled to vote at a meeting on March 16, 2018 constitutes a quorum for voting at the meeting. If your shares are present in person or by proxy, your shares will be part of the quorum. Each share you owned on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. For each proposal, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors and the advisory vote to approve executive compensation. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2018.

Vote by Internet • Go to www.envisionreports.com/PHM • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Brian P. Anderson	☐	☐	☐	04 - Thomas J. Folliard	☐	☐	☐	07 - Ryan R. Marshall	☐	☐	☐
	02 - Bryce Blair	☐	☐	☐	05 - Cheryl W. Grisé	☐	☐	☐	08 - John R. Peshkin	☐	☐	☐
	03 - Richard W. Dreiling	☐	☐	☐	06 - André J. Hawaux	☐	☐	☐	09 - Scott F. Powers	☐	☐	☐
									10 - William J. Pulte	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.	☐	☐	☐	3. Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐

Note: If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in the proxy will vote in their discretion.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛	1 P C F	+
02STAD

2018 Annual Meeting Admission Ticket

2018 Meeting of

PulteGroup, Inc. Shareholders

May 10, 2018 at 12:30 P.M. Eastern Time

3350 Peachtree Road NE

Atlanta, GA 30326

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2018 Annual Meeting of Shareholders

3350 Peachtree Road NE

Atlanta, GA 30326

Proxy Solicited by Board of Directors for 2018 Annual Meeting of Shareholders

May 10, 2018

Ryan R. Marshall and Todd N. Sheldon, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of PulteGroup, Inc. to be held on May 10, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, Mr. Marshall and Mr. Sheldon will have authority to vote FOR all nominees and FOR proposals 2 and 3.

In their discretion, Mr. Marshall and Mr. Sheldon are authorized to vote upon such other business as may properly come before the meeting.

Items to be voted on appear on the reverse side.